Exhibit 10.22

LOAN AGREEMENT

BY AND BETWEEN

BTS MONTERREY HOLDINGS LLC

and

CORUS BANK, N.A.

DATED AS OF: MARCH 21, 2006

[This Loan Agreement should be read together with the Subordination and Intercreditor Agreement between Lender and MTRY Funding, LLC, a Delaware limited liability company, dated of even date and the Subordination and Intercreditor Agreement (Subordinate Lender) between Benchmark Monterrey Associates, LLC, a Delaware limited liability company.]

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of March 21 2006 (this “Agreement”) between BTS MONTERREY HOLDINGS LLC, a Delaware limited liability company, having a mailing address of 17080 Safety Street, Suite 109, Fort Myers, Florida 33908 (herein “Borrower”) and CORUS BANK, N.A., having a mailing address of 3959 N. Lincoln Avenue, Chicago, Illinois 60613 and its successors and assigns (herein, “Lender”).

RECITALS

A.            Borrower has entered into a purchase agreement to acquire the actual, beneficial and fee simple interest in that certain parcel of improved land located at 15250 Sonoma Drive, Fort Myers, Florida, as more particularly described on Exhibit A attached to and made a part of this Agreement. The land is currently improved with, among other things, a 408-unit apartment complex. Borrower intends to convert the land and the described improvements into a condominium regime which will consist of 408 residential condominium units totaling approximately 483,000 net sellable, interior square feet of residential space, 78 Garage Spaces, 60 Carport Spaces, 639 surface parking spaces, clubhouse, swimming pools, indoor racquetball court and fitness center, as more particularly described in this Agreement.

B.            Borrower has applied to Lender for a loan in the aggregate principal amount of up to SIXTY NINE MILLION AND NO/100 DOLLARS ($69,000,000), the proceeds of which will be used for the purposes of, among other things, acquiring fee title interest in and to the above described land and improvements and for paying closing costs and expenses in connection therewith, establishing the condominium regime for the above described land and improvements, rehabilitating the Project and closing of the loan described herein.

C.            Lender is willing to make the loan to Borrower, upon and subject to the terms and conditions contained in this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

INCORPORATION OF RECITALS AND EXHIBITS

Section 1.1 Incorporation of Recitals. The foregoing Recitals are incorporated herein and expressly made a part hereof.

Section 1.2 Incorporation of Exhibits. All Exhibits hereto are incorporated herein and expressly made a part hereof.

ARTICLE 2

PARTICULAR TERMS; DEFINITIONS

Section 2.1 Definitions. For all purposes of this Agreement, the following terms, except as otherwise expressly provided or unless the context requires otherwise, shall have the respective meanings hereinafter specified:

Accounts and Intangibles: All accounts, amounts receivable, deposits, deposit accounts, payments, all right to payment, all the records and books of account now or hereafter maintained by Borrower in connection with the ownership or operation of the Project or otherwise; all contract rights, rights to the payment of money including tax refund claims, insurance proceeds and tort claims, chattel paper, documents, instruments, general intangibles, securities, together with all income therefrom, increases thereunder and proceeds thereof; and all judgments, awards of damages and settlements hereafter made resulting from condemnation proceedings or the taking of any of the Real Estate or any portion thereof under the power of eminent domain, any proceeds of any policies of insurance maintained with respect to any of the Project and proceeds of any sale, option or contract to sell the Project or any portion thereof.

Additional Equity Contribution: As defined in Section 3.2.

ADA: The Americans with Disabilities Act of 1990, 42 U.S.C. 12101, as from time to time amended, together with any and all comparable Florida Laws.

ADA Plan: All plans, studies and reports prepared in connection with the Project’s compliance or plan for compliance with the ADA, if any.

Additional Units: As defined in Section 9.3(f).

Affiliate Debt: As defined in Section 5.1(jj).

Affiliate(s): With respect to an individual, any relative of such individual, and with respect to any Person, any other Person: (i) directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person or (ii) that directly or indirectly owns any of the voting securities or capital stock of such Person. A Person shall be deemed to control another Person, if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

ALTA: American Land Title Association.

Application Fee: As defined in Section 4.4.

Approved Closing Costs: With respect to the sale of any Condominium Unit, Garage Space or Carport Space (which in all events must be an Approved Sale), all reasonable and customary closing costs and adjustments actually incurred and paid by Borrower (without contribution by the purchaser), documented to Lender’s satisfaction, and approved by Lender (which approval shall not be unreasonably withheld), including, without limitation, title insurance premiums, title company charges, Permitted Commissions (but not other broker’s commissions or finder’s fees), a one percent (1%) developer’s fee to be paid by Borrower, reasonable and customary attorneys’ fees, customary recordation charges, transfer taxes and the Exit Fee (but expressly excluding amounts Borrower is required to pay, deduct or place into escrow on account of unfinished work in a Condominium Unit or at the Project or on account of common charges or real estate taxes).

Approved Plans: The plans for the Work, as the same have been approved by Lender.

Approved Sale: A bona fide, arms-length sale, transfer or conveyance of any Condominium Unit comprising a portion of the Project pursuant to a Valid Sale Contract, to any third party not related to or affiliated with Borrower, the members of Borrower, or Guarantors or any Affiliate of either Borrower, the members of Borrower, or Guarantors.

Architectural and Engineering Documents: As defined in the Assignment of Agreements, Plans and Permits.

Assignment of Accounts: The Assignment of Accounts, dated as of the date hereof, made by Borrower to Lender, which grants to Lender a security interest in all accounts of Borrower.

Assignment of Agreements, Plans and Permits: The Assignment of Agreements, Plans and Permits, dated as of the date hereof, made by Borrower to Lender.

Assignment of Condominium Documents: The Collateral Assignment of Developer’s Rights and Agreement With Respect to Condominium Documents made by Borrower to Lender.

Assignment of Leases and Rents: The Assignment of Leases and Rents, dated as of the date hereof, made by Borrower to Lender.

Assignment of Operating Account: The Assignment of Operating Account, dated as of the date hereof, made by Borrower to Lender.

Assignment of Purchase Agreements: The Collateral Assignment of Purchase Agreements, dated as of the date hereof, made by Borrower to Lender, pursuant to which, Borrower assigns all of its right, title and interest in each and every Valid Sale Contract (and all other Contracts related to the sale of a Condominium Unit, including, without limitation, all of Borrower’s interest in the Earnest Money Deposits and all rights to receive payment thereunder (but with respect to the Earnest Money Deposits, subject to the rights, if any, of the Purchaser).

Bankruptcy Code: The United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended from time to time, and all regulations promulgated thereunder and rules of practice and procedure applicable thereto.

Borrower: BTS Monterrey Holdings LLC, a Delaware limited liability company.

Building Repairs Reserve: As defined in Section 3.1.

Business Day: Any day (other than a Saturday or Sunday or a day when commercial banks are required by law to close in Chicago, Illinois) and on which Lender is open for Business.

By-Laws: The condominium by-laws in accordance with the Condominium Act and otherwise in form reasonably approved by Lender.

Carport Space(s): Any one of the sixty (60) carport spaces located at the Project.

Carveout Guaranty: That certain Carveout Guaranty, of even date herewith, executed and delivered by Guarantors to Lender.

Closing Date: March 21, 2006.

Closing Expenses: As defined in Section 4.1

Closing Fee: As defined in Section 4.4.

Collateral: The Project, including the Land, the Improvements (prior to, during and after conversion of the Project to a condominium regime), the Accounts and Intangibles, the Permits, the Agreements, the Plans, if any, the Construction Documents, if any, the Condominium Documents, the Leases, the Intellectual Property, the Rents and all other property of every kind and description owned by Borrower or in which Borrower has an interest (to the extent of such interest), used or useful in the construction, ownership, occupancy, operation, conversion of the Real Estate to a condominium regime, and maintenance of the Project, together with any and all proceeds of the foregoing, including, without limitation, any and all cash and non-cash consideration received from the sale, exchange, lease, collection or other disposition of any of the foregoing, any value received as a consequence of the possession of any of the foregoing, any payment received from any insurer or other person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any of the foregoing, and all equipment, machinery, furniture, inventory, other goods, fixtures, general intangibles, instruments, chattel paper, documents, accounts and all other property of any kind or nature which are acquired with any proceeds of any of the foregoing.

Commitment: That certain letter of commitment dated March 7, 2006, from Lender to Borrower, and accepted by Borrower on March 20, 2006.

Commitment Fee: As defined in Section 4.4.

Completion Guaranty: That certain Completion Guaranty, of even date herewith, executed and delivered by Guarantors to Lender

Condominium Act: Chapter 718, Florida Statutes, as amended, modified and replaced from time to time, and all other applicable governmental statutes, ordinances, rules and regulations related to common interest developments.

Condominium Documents: The Declaration, the By-Laws, the Offering Materials and all others documents and instruments related to the creation, conversion and maintenance of the Project as condominium property under the Condominium Act and other applicable Laws.

Condominium Unit or Condominium Units: A residential condominium unit within the Project, as depicted in the Condominium Documents.

Construction Documents: As defined in the Assignment of Agreements, Plans and Permits.

Contracts: All contracts, agreements, warranties, representations, service agreements, maintenance contracts and agreements relating to the use, occupancy, operation, management, repair and service of the Project or any part thereof, whether presently existing or entered into after the date hereof, including without limitation, all sales and brokerage agreements and any agreement with respect to the sale or sales of any Condominium Unit, Carport Space or Garage Space.

Conversion Holdback: As defined in Section 3.1.

Declaration: The declaration of condominium, covenants, restrictions, easements, charges and liens, in form and substance reasonably satisfactory to Lender, subjecting the Project to a condominium form of ownership, all in conformance with applicable Laws, including without limitation, the Condominium Act.

Default: Any event which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default (as such term is defined in Article 15 of this Agreement) and shall also mean any event or circumstance which immediately upon occurrence of the same constitutes an Event of Default.

Default Rate: A rate of interest equal to the Interest Rate (as defined in the Note) in effect, plus five percent (5%). In no event shall the Default Rate exceed the maximum interest rate permitted under applicable Laws. The Default Rate shall be adjusted on each Adjustment Date (as defined in the Note) to reflect any change in the Interest Rate made on such Adjustment Date. After an Event of Default, the Default Rate shall be applicable to any fees, costs, or advances, including any protective advances, made by Lender in accordance with the provisions of the Loan Documents or as provided by applicable Laws.

Deficiency Deposit: As defined in Section 7.1.

Deposit Account Security and Control Agreement (Operating Account): The Deposit Account Security and Control Agreement, dated as of the date hereof, between Borrower, Lender, Property Manager and Depositary Bank.

Depositary Bank: SunTrust Bank.

Distribution: The declaration or payment of any dividend or distribution on or in respect of any shares of any class of capital stock of any Person or any distribution of cash or cash flow in respect of any partnership, membership or other ownership interest in any Person, other than dividends payable solely in shares of common stock of such Person; or the purchase, redemption, or other retirement of any shares of any class of capital stock or ownership interest of any Person or ownership interests in such Person, directly or indirectly through a subsidiary (of any tier) or otherwise; the making of any loans to any shareholder, member, constituent partner or Affiliate; the return of capital by any Person to its shareholders, members or partners as such; or any other distribution on or in respect of any shares of any class of capital stock or ownership interest of any Person or any partnership, membership or other ownership interest in any Person.

Earnest Money Account: As defined in Section 6.1(g).

Earnest Money Deposit Account Security and Control Agreement: The Earnest Money Deposit Account Security and Control Agreement, dated as of the date hereof, between Borrower, Lender, Escrow Agent and Earnest Money Depositary Bank.

Earnest Money Depositary Bank: Bank of America.

Earnest Money Deposits or Earnest Money Deposit: The earnest money deposits paid by any purchaser under the Purchase Agreements.

Environmental Indemnity Agreement: The Environmental Remediation and Indemnity Agreement, dated as of the date hereof, made by Borrower and Guarantors, jointly and severally, for the benefit of Lender.

Environmental Laws: Any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to health, safety any Hazardous Material, or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6091 et seq.; the Comprehensive Environmental Response, Compensation Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”), and as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; and any other state or federal environmental statues, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

Environmental Proceedings: As defined in Section 5.l(g).

Environmental Report: Phase I Environmental Site Assessment prepared by Universal Engineering Sciences, dated March 3, 2006.

Equity Contribution: As defined in Section 3.2.

Escrow Agent: R.A.S. Settlement & Title Company, L.L.C.

Event of Default: As defined in Section 15.1.

Excess NOI Account: As defined in Section 3.16.

Existing Leases: All Leases of or with respect to all or any portion of the Land and/or the Improvements existing as of the Closing Date.

Exit Fee: As defined in Section 3.21.

Extension: As defined in Section 3.10.

Extension Fee: As defined in Section 3.10.

Extension Notice: As defined in Section 3.10.

Force Majeure: A delay in the development, construction or equipping of the Project caused by or attributable to fire, earthquake, flood, wind, landslide, tsunami or other acts of God, unusual weather conditions, strikes, lockouts or labor disputes, acts of public enemy, riots, insurrection, war, governmental regulation of the sale of transportation materials, supplies, or other governmental action, accidents, breakage or repairs which are not within the control of Borrower, Guarantors or Member and not attributable to the bad faith of Borrower, Guarantor or Member, provided (i) Borrower notifies Lender within ten (10) days of the occurrence of the event which has or will result in Force Majeure and the length of the anticipated delay, but in no event shall said relief exceed ninety (90) days in the aggregate and (ii) such delay shall not cause or result in a default or violation by Borrower under any contracts, agreements, licenses or Permits affecting the Project or the development, construction or equipping thereof, or under any applicable Laws.

Garage Space(s): Any one of the seventy-eight (78) garage spaces located at the Project.

GAAP: Generally accepted accounting principles, consistently applied.

Governmental Approvals: As defined in Section 5.l(n).

Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.

Gross Sale Proceeds: The gross proceeds of any sale or other transfer of any Condominium Unit, Garage Space or Carport Space, including Upgrade Profits, it being nonetheless understood that (a) no sale of a Condominium Unit may be made, except on an all-cash basis unless Lender in its sole discretion otherwise agrees in writing and (b) no sale or other transfer of any Condominium Unit, Garage Space or Carport Space may be accomplished other than as an Approved Sale.

Guarantors: John Naumann, a Florida resident, Jeffrey J. Milton, a Maryland resident, and Frederick William Caple, a Florida resident.

Hazardous Material: Any (a) crude oil, petroleum or any fraction thereof, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which cause the Land or any part thereof to be in violation of any Environmental Laws; (b) friable or potentially friable asbestos or asbestos-containing material (as those terms are defined in any Environmental Laws now in effect or hereafter enacted or amended), urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or words of similar import under any applicable local, state or federal Laws now in effect or hereafter enacted or amended or under regulations now or hereafter promulgated pursuant thereto, including, but not limited to, the CERCLA, particularly as amended by the SARA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; 40 C.F.R. §§ 261.20-261.24, inclusive; and the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901, et. seq.); (d) other chemical, material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority or is likely to pose a material hazard to the health and safety of the occupants of the Land or the owners and/or occupants of property adjacent to or surrounding the Land, or any other Person coming upon the Land or adjacent property, including without limiting the generality of the foregoing, mold, mildew and other moisture related organic substances; and (e) other chemical, materials or substance which is likely to pose a material hazard to the environment or the removal of which is required or the use, production, storage, handling, transfer, refinement, manufacturing, maintenance, ownership, presence, treatment, processing, transport, generation, removal, remediation, manufacture, discharge, release or disposal of which is restricted, prohibited, regulated or penalized by any Environmental Laws (including, without limitation, the Occupational Safety and Health Act and 29 C.F.R. Part 1910 subpart z).

Hospital: County Memorial Medical Center.

Improvements: All buildings, structures, and improvements located in, on or under the Land, including, without limitation, a 408-unit apartment complex. Borrower intends to convert the land and the described improvements into a condominium regime which will consist of 408 residential condominium units totaling approximately 483,000 net sellable, interior square feet of residential space, the 78 Garage Spaces, the 60 Carport Spaces, 639 surface parking spaces, clubhouse, swimming pool, indoor racquetball court and fitness center, and all other common elements.

Initial Units: As defined in Section 9.3(f).

Insurance Requirements: With respect to the Project, all requirements of each and every insurer covering any of the risks against which the Project is to be insured pursuant to Exhibit I hereto.

Intangibles: All the records and books of account now or hereafter maintained by Borrower in connection with the operation of the Project or otherwise; from and after the Closing Date all accounts receivable, all contract rights, all rights to the payment of money including tax refund claims, insurance proceeds and tort claims, chattel paper, documents, instruments, general intangibles, securities, together with all income therefrom, increases thereunder and proceeds thereof; and all judgments, awards of damages and settlements hereafter made resulting from condemnation proceedings or the taking of any of the Real Estate, Improvements or fixtures, furnishings & equipment or any portion thereof under the power of eminent domain, any proceeds of any policies of insurance maintained with respect to any portion of the Project and proceeds of any sale, option or contract to sell the Project or any portion thereof.

Intellectual Property: All of Borrower’s rights, if any, to any patents and copyrights, trade names, trademarks and service marks, including all state registrations or applications for registration pertaining thereto and all common law rights pertaining thereto and all goodwill of the Borrower’s business symbolized by, associated with or appurtenant to any of such trade names, trademarks, and service marks, including, without limitation, the trade names, trademarks and service marks that are set forth on Exhibit K hereto.

Interest Reserve: As defined in Section 3.1.

Internal Revenue Code: The United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder from time to time.

Interstate Land Sales Full Disclosure Act: The Interstate Land Sales Full Disclosure Act codified at 15 C.F.R. § 1701 et seq.

Investor: As defined in Section 14.3.

Land: Fee simple interest in the land legally described in Exhibit A hereto, commonly known as 15250 Sonoma Drive, Fort Myers, Florida, together with all easements, air rights, servitudes, rights of way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments and appurtenances whatsoever, in any way now or hereafter belonging.

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations which have been duly authorized and are currently in effect and/or hereinafter enacted, including judicial opinions or precedential authority in the applicable jurisdiction, and including, without limitation, all Environmental Laws, all zoning Laws, all rules and regulations relating to life safety and the ADA, and including all further modifications, amendments, supplements or revisions thereof.

Leases: As defined in Section 5.l(ee).

Lender: CORUS Bank, N.A., its participants, successors and assigns.

Loan: As defined in Section 3.1.

Loan Documents: This Agreement, the Carveout Guaranty, the Completion Guaranty, the Environmental Indemnity Agreement, the Note, the Mortgage, the Assignment of Leases and Rents, the Assignment of Agreements, Plans and Permits, the Assignment of Condominium

Documents, the Assignment of Purchase Agreements, the Assignment of Accounts, the Assignment of Operating Account, the Deposit Account Security and Control Agreement (Operating Agreement), the Earnest Money Deposit Account Security and Control Agreement, the Subordination and Intercreditor Agreement, the Subordination and Intercreditor Agreement (Subordinate Lender), the Subordination of Management Agreement and the UCC Financing Statements and any other document evidencing, pertaining to or securing the Loan.

Loan Expenses: As defined in Section 4.1.

Loan Term: As defined in Section 3.10.

Management Agreement: That certain Management Agreement dated March 1, 2006 between Borrower and Property Manager.

Mass Closing: The unconditional closings of the sale, transfer and conveyance of (i) not less thirty (30) Condominium Units within twenty-five (25) days of the first Condominium Unit closing and (ii) an additional fifty (50) Condominium Units within ninety (90) days of the first Condominium Unit closing, as more completely described in Section 9.3(f).

Mass Closing Principal Reduction: As defined in Section 9.3(f).

Mass Closing Requirement: As defined in Section 9.3(f).

Maturity Date or Loan Maturity: The date on which all of the Obligations are to be performed and paid in full, whether as a result of the expiration of the Loan Term or the acceleration of the Loan.

Member: BTS Monterrey LLC, a Delaware limited liability company.

Mezzanine Interest Reserve: Any interest reserve established by the Mezzanine Lender to cover the current pay interest on the Mezzanine Loan.

Mezzanine Lender: MTRY Funding, LLC, a Delaware limited liability company.

Mezzanine Loan: That certain mezzanine loan from the Mezzanine Lender in an amount no greater than $8,700,000, maturing not earlier than the Loan Maturity, secured only by a collateral assignment of the constituent membership interest(s) in Borrower, and subordinate to the Loan pursuant to the Subordination and Intercreditor Agreement.

Mezzanine Loan Documents: The documents or instruments, which evidence, secure or otherwise relate to the Mezzanine Loan.

Minimum Equity Investment: As defined in Section 3.2.

Minimum List Price or Minimum List Prices: Those prices set forth on Exhibit D of this Agreement providing for an average price of at least $230 per sellable, interior, air-conditioned square foot (excluding parking and Upgrades).

Mortgage: That certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing of even date by Borrower in favor of Lender.

Net Sale Proceeds: The amount, if any, by which the Gross Sale Proceeds from any sale of a Condominium Unit, Garage Space and/or Carport Space in the Project exceeds the Approved Closing Costs for such sale.

NOI: Monthly gross income from the Project less a prorated management fee (not to exceed four percent (4%) of annual gross revenues), which management fee may be paid to Borrower in the event Borrower or an Affiliate of Borrower is managing the Project, customary monthly operating expenses and reasonable prorated tax and insurance reserves.

Note: The Promissory Note, dated of even date herewith, made by Borrower and payable to the order of Lender in the original principal amount of the Loan.

Obligations: All obligations of Borrower to Lender under or in connection with this Agreement, the Note, the other Loan Documents or any related instrument or document, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, and including, without limitation, all fees, expenses, costs, and other amounts due and payable under or pursuant to any or all of the Loan Documents.

Offering Materials: The condominium offering plan and any other disclosure materials required by applicable Laws, including without limitation, the Condominium Act, to be made available to prospective purchasers of a Condominium Unit.

Operating Account: As defined in Section 3.16.

Outside Sources: A source or sources of funds other than: (i) the proceeds of the Loan, (ii) Rent or other revenues or funds generated by or in respect of the Project, including, without limitation, insurance proceeds and condemnation awards or (iii) proceeds of indebtedness secured by any of the Collateral or any interest therein, or the Project or any interest in Borrower or the Collateral, including without limitation, the Project.

Permits: All building permits, certificates of occupancy and other assignable governmental permits, licenses and authorizations, including, without limitation, all state, county and local occupancy certificates, and other licenses and utility deposits, in any way applicable to the Project or any part thereof or to the ownership, use, occupancy, operation, maintenance and leasing of all or any portion of the Project.

Permitted Commission: In the case of an Approved Sale, a sales or brokerage commission paid in connection with the consummation of an Approved Sale, which commission shall not exceed in the aggregate six percent (6%) of the actual Gross Sale Proceeds of the applicable Condominium Unit, Garage Space and/or Carport Space and which may be paid to an Affiliate of Borrower.

Permitted Exceptions: Those matters listed in Exhibit B hereto to which the interest of Borrower in the Land may be subject as of the Closing Date and thereafter and any such other title exceptions or objections, if any, as Lender may approve in advance in writing.

Permitted Transfer: Lender shall allow the following transfers of interest in Borrower: (i) transfers for estate planning purposes, (ii) inter member transfers and (iii) other transfers of investor member interests so long as Guarantors retain management and decision making control of Borrower.

Person: Any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether territorial, national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

Plans: All warranties and operating manuals of any kind with respect to the Collateral or Improvements, and all preliminary and final site and as-built plans, surveys, soil and substrata studies, environmental studies, environmental site assessments, architectural renderings, plans and specifications, engineering plans and specifications, floor plans, landscape plans, and other plans, diagrams or studies of any kind with regard to the Real Estate.

Project: The Land, the Improvements, and all other on-site and off-site improvements related thereto, including, without limitation, all utility services and fixtures and equipment required for access to and operation of the same as a multi-family residential facility (prior to conversion to a condominium regime, as residential rental units, and following conversion to a condominium regime, as residential condominium units for sale), and all walkways and connections between any of the foregoing, all of which shall be more particularly described in and completed in accordance with the Work.

Project Budget: A detailed full cost budget for the acquisition, condominium conversion, equipping and the conduct and completion of the Work which has been approved in writing by Lender, setting forth a breakdown and current itemization of construction and non-construction costs, showing all costs required by Lender, containing such reserves and contingencies as may be required by Lender as the same may be modified or amended after the date hereof pursuant to the terms of this Agreement, with Lender’s prior written consent thereto or approval thereof. The Project Budget shall not contain any line items payable to Borrower, any Guarantor or the Affiliates of Borrower or any Guarantor and neither Borrower, Guarantors, nor any Affiliates have received any payments, distributions or other consideration, directly or indirectly relating to the acquisition of any portion of the Project or any other consideration arising out of the Project, except as specifically provided herein. A copy of the Project Budget approved by Lender in the total amount of $92,000,000 is attached hereto as Exhibit K.

Property Manager: Benchmark Management of Florida, Inc.

Protective Advances: Any disbursements and advances pursuant to any of the Loan Documents (which disbursements and advances shall be deemed to be part of the Loan made hereunder) which Lender deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood or maximize the amount of repayment of the advances of the Loan and other Obligations.

Purchase Agreement(s): A written agreement between Borrower and any Person for the sale of a Condominium Unit.

Real Estate: The Land and the Improvements.

Release Price: As defined in Section 9.4(b).

Remaining Units Value: The total value of all remaining unclosed Condominium Units based on the Minimum List Price for each Condominium Unit.

Remediation Plan: As defined in Section 6.l(g).

Renovation Budget: As defined within the definition of Scope of Renovation.

Rents: All avails, rents, issues, cash collateral and profits arising from or accruing at anytime hereafter by virtue of any lease, whether written or verbal, or any letting of, or of any agreement for the use or occupancy of the Project or any portion thereof, including, and to the extent not deemed personal property under applicable Laws, all revenues now or hereafter accruing to the benefit of Borrower.

Request for Disbursement: A statement prepared and signed by Borrower in a form approved by Lender, setting forth the amount of the proceeds of the Loan requested by Borrower under this Agreement, which shall constitute an affirmation by Borrower that the representations and warranties in this Agreement and in the other Loan Documents remain true and correct in all material respects as of the date thereof and will be so on the date of disbursement of the requested advance.

Scope of Renovation: The scope of cosmetic renovation to be performed at the Project which has been approved in writing by Lender in conjunction with Lender’s approval of the Project Budget. The Scope of Renovation must include, among other things, a detailed line item budget for the cosmetic renovation of the Project and any and all mold remediation in accordance with the Remediation Plan (the “Renovation Budget”) (e.g. items such a painting and carpeting, as opposed to structural items, unless additional work is required after review of the due diligence), including detailed information on which items of the Project will be upgraded and/or replaced in conjunction with such cosmetic renovation. Lender’s approval of the Scope of Renovation will be predicated upon, among other things, the quality level being consistent with other condominium developments in the Project’s price range. Prior to the Closing Date, Lender must be satisfied, in its reasonable discretion, that the hard cost line items of the Project Budget are sufficient to complete all items set forth in the Renovation Budget. No material changes to the Renovation Budget will be allowed without prior written approval by Lender, to be determined in its reasonable discretion.

Subordinate Lender: Benchmark Monterrey Associates, LLC, a Delaware limited.

Subordinate Loan: That certain subordinate loan from the Subordinate Lender in an amount no greater than $3,300,000, maturing not earlier than the Loan Maturity and subordinate to the Loan pursuant to the Subordination and Intercreditor Agreement (Subordinate Lender).

Subordinate Loan Documents: The documents or instruments, which evidence, secure or otherwise relate to the Subordinate Loan.

Subordination and Intercreditor Agreement: The Subordination and Intercreditor Agreement, dated as of the date hereof, between Lender and Mezzanine Lender.

Subordination and Intercreditor Agreement (Subordinate Lender): The Subordination and Intercreditor Agreement, dated as of the date hereof, between Lender and Subordinate Lender.

Subordination of Management Agreement: The Subordination of Management Agreement, dated as of the date hereof, between Borrower, Property Manager and Lender.

Tax Escrow Account: As defined in Section 10.1.

Taxes: All sales, use, ad valorem, license, withholding, payroll, employment, excise, occupation, or property taxes, arising from or relating to the ownership, use, operation, or maintenance of the Project, including without limitation, all real estate taxes, general and special assessments, business improvement district charges, water and sewer rents, rates, charges, impositions and liens, together with any interest and any penalties, additions to tax or additional amounts in lieu of such taxes imposed by any Governmental Authority.

Title Insurer: The issuer of the title insurance policies required by Section 6.1(b)(i), which issuer shall be Stewart Title Guaranty Company.

Total Exposure: The outstanding principal balance of the Loan together with any and all unfunded Loan commitment.

Transfer: As defined in Section 14.l(b).

UCC Financing Statements: The UCC-1 Financing Statements naming Borrower, as debtor, in favor of Lender, as secured party, to be filed in: (a) the financing records of the Delaware Secretary of State, (b) the Land Records of Lee County, Florida and (c) in such other jurisdictions as Lender may determine, as the case may be, in connection with the personal property described in the Mortgage and other Loan Documents.

Upgrade Deposits: As defined in Section 9.7.

Upgrades: Any additional or extra work or change in or to the so-called “base” or standard construction of the applicable Condominium Unit, including changes to fixtures, equipment, hardware or other base construction standard of Borrower with respect to the applicable Condominium Unit.

Upgrade Profits: The positive difference, if any, between the price charged to a contract Purchaser for any Upgrades and the costs of such Upgrades.

Valid Sale Contract: A written agreement for the bona fide, arms-length, sale, transfer or conveyance of any Condominium Unit comprising a portion of the Project with a third party and which meets all of the following conditions:

(a)            The Purchase Agreement is made pursuant to a form of purchase agreement approved in writing by Lender in its reasonable judgment and included in the Offering Materials (subject to individual negotiation of terms and provisions and consistent with applicable Laws; provided that if such negotiated changes consist of material changes to the Purchase Agreement, then such negotiated changes must be approved in advance by Lender, which approval shall not be unreasonably withheld);

(b)           Unless disclosed to and approved by Lender, the contract purchaser must not be related to or affiliated with Borrower, members of Borrower, or Guarantors or any Affiliate of Borrower, or members of Borrower, or Guarantors and shall have no agreements regarding the purchase with the Borrower or Guarantors other than the Purchase Agreement;

(c)            The Purchase Agreement provides for an Earnest Money Deposit equal to the greater of: (i) three percent (3%) of the contract price or (ii) the current market amount for earnest money deposits from the contract purchaser, payable at the signing of the Purchase Agreement and deposited with Earnest Money Depositary Bank into the Earnest Money Account;

(d)           The contract purchaser shall not be entitled pursuant to the terms of the Purchase Agreement to receive a refund or rebate of all or any part of the Earnest Money Deposit made by purchaser on account of delays or postponements of the closing date, except as required by applicable Laws or as then may be customary and in the ordinary course of the business of marketing and selling comparable condominium units in the Lee County, Florida market;

(e)           All mortgage contingencies have been waived by the contract purchaser or have expired and no other contingencies exist in such Purchase Agreement, except for contingencies contained in the contract form pre-approved by Lender in its sole and absolute discretion;

(f)            The contract sale price in such Purchase Agreement is not less than ninety-five percent (95%) of the Minimum List Price (exclusive of Upgrades and extras) for the Condominium Unit being sold pursuant to such Purchase Agreement; provided however that the contract sale price in such Purchase Agreement after the Mass Closing has been achieved must be greater than or equal to ninety percent (90%) of the Minimum List Price (exclusive of Upgrades and extras) for the Condominium Unit being sold pursuant to such Purchase Agreement;

(g)           The Purchase Agreement complies with all applicable provisions of the Interstate Land Sales Full Disclosure Act; and

(h)           The Purchase Agreement provides for the purchase by the contract purchaser of no more than three (3) Condominium Units and such contract purchaser or any Affiliate thereof has not and will not purchase more than three (3) Condominium Units, except with regard to Purchase Agreements having the Hospital as the contract purchaser or to the extent waived by Lender in its reasonable discretion.

Work: The hard and soft costs related to the renovation, redevelopment and mold remediation work pursuant to the Approved Plans, the Project Budget and the Scope of Renovation, the Remediation Plan and the terms and conditions of this Agreement, together with all renovation work required by a Purchase Agreement.

Section 2.2 Singular and Plural. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa.

ARTICLE 3

LOAN FACILITY

Section 3.1 Agreement to Borrow and Lend. Subject to the terms, provisions and conditions set forth in this Agreement, including without limitation, receipt of evidence satisfactory to Lender that the Equity Contribution has been paid in full by Borrower as provided in Section 3.2, and subject to the satisfaction of all other requirements of this Agreement, Lender hereby agrees to make a loan to Borrower on the Closing Date in an aggregate principal amount of up to SIXTY-NINE MILLION AND NO/100 DOLLARS ($69,000,000) (the “Loan”) through an advance to, or for the benefit of, Borrower, on the Closing Date to pay a portion of the cost to acquire the Project. Lender will retain a portion of the Loan in the approximate amount of $10,259,000 (the “Conversion Holdback”), with approximately $3,500,000 of such amount being held by Lender as an interest reserve for payment of interest due on the Loan (the “Interest Reserve”) and the remaining amount for disbursement to pay hard and soft costs in accordance with the Project Budget, including the costs to perform the Work. Disbursements from the Conversion Holdback for soft costs line items will be paid to Borrower as incurred, based on the submission of bona fide third party invoices and/or contracts, and verification of such expenses in Lender’s reasonable discretion. Upon Borrower’s Request for Disbursement of the Conversion Holdback, for payment of costs of hard costs line items, Borrower shall provide to Lender such documentation as Lender shall request, including, construction contracts, purchase orders, invoices, receipts, contractor’s and Borrower’s draw request, Borrower’s and contractor’s sworn statements, endorsements to the Lender’s title insurance, mechanics’ lien waivers and any other reasonable documentation Lender shall request (and in the forms requested by Lender) evidencing payment to all contractors and materialmen completing the Work, and for the payment of certain soft costs and hard costs of the Project as set forth in the approved Project Budget. Prior to any disbursement by Lender for a Request for Disbursement, Lender may also require a site visit by Lender or someone on Lender’s behalf for verification of the status of the Work and any costs related to such site visits shall be paid by Borrower. Such inspections and confirmations are solely for the benefit of Lender and may not be relied upon by Borrower. Amounts borrowed and repaid or prepaid under the Loan may not be reborrowed. Borrower acknowledges and agrees that if the total costs for completion of the Project (including the Work in accordance with the Approved Plans) shall be less than the total Project Budget, then the positive difference between the Project Budget and the actual total costs for the completion of the Project (including the Work in accordance with the Approved Plans) shall be referred to herein as the “Total Budget Savings,” and the principal amount of the Loan available for disbursement hereunder and under the Note shall automatically be reduced by an amount equal to the Total Budget Savings.

Section 3.2 Equity Contribution, Mezzanine Loan and Subordinate Loan. Prior to any advance of any Loan proceeds, and as a condition precedent to any such advance:

(a)           On or prior to the Closing Date, Borrower shall have invested at least $11,000,000 towards the costs of the Project, including (i) Borrower’s prior expenditures in anticipation of closing and (ii) cash on the Closing Date toward the acquisition and closing of the Land, the Improvements and the Loan (the “Minimum Equity Investment”). The Minimum Equity Investment shall be subject to such verification as requested by Lender in its sole discretion. It is understood that Lender shall not be required to disburse any proceeds of the Loan which shall be used to reimburse Borrower for the Minimum Equity Investment. In order to qualify as the Minimum Equity Investment, Borrower shall have received at least $1,000,000 of the funds (which funds may include prior expenditures as provided in (a)(i) above) as a contribution to capital from Guarantors, with the remainder coming from various investors thereof (collectively, the “Contributor”). Borrower may not be indebted to any Contributor or any other entity for the contribution to capital. Any Contributor of equity to the Project, including, without limitation, the Minimum Equity Investment, shall be fully subordinate to Lender and to general unsecured creditors of Borrower. Borrower shall deliver to Lender such written substantiation and evidence as Lender shall reasonably request in order to document, support and verify all costs and expenses and other sums paid by Borrower which Borrower claims to comprise its Minimum Equity Investment in the Project. In addition, Borrower shall also be required to contribute additional equity (the “Additional Equity Contribution”) in an amount equal to the amount required to keep the Loan In-Balance as provided in Article 7 of this Agreement. (The Minimum Equity Investment and the Additional Equity Contribution may be referred to collectively in this Agreement as the “Equity Contribution”). Borrower’s satisfaction of the foregoing Equity Contribution investment shall be subject to the review, verification and approval of Lender, and to that end, Borrower shall deliver to Lender such written substantiation and evidence as Lender shall reasonably request in order to document, support and verify all costs and expenses and other sums paid by Borrower which Borrower claims to comprise its Equity Contribution in the Project. In the event Borrower or Contributor invests more than the Minimum Equity Investment (excluding Additional Equity Contributions required hereunder), the Loan amount shall be permanently reduced by such invested amount, unless the Borrower delivers to the Lender a written request for a refund of such invested amount within thirty (30) days of such excess investment, but in no event shall such a request be required sooner than thirty (30) days after the Closing Date.

(b)           All funds under the Mezzanine Loan (except for the Mezzanine Interest Reserve, if any) and the Subordinate Loan shall have been fully disbursed.

Section 3.3 Note.  The Loan will be evidenced by the Note.

Section 3.4 Interest Rate; Interest Rate Adjustment. Interest on the Loan shall accrue and be due and payable by Borrower at the applicable Interest Rate set forth in the Note.

Section 3.5 Default Rate. After the Loan Maturity (by acceleration, the expiration of the Loan Term or otherwise), and following the occurrence and during the continuance of an Event of Default hereunder, the outstanding balance of the Loan and all amounts due hereunder or under any other Loan Documents, including, without limitation, late fees, prepayment fees, advances made by Lender pursuant to the Loan Documents, and any other fees, charges or amounts that are not paid when due (subject to any grace or cure period applicable thereto) shall accrue interest thereon at the Default Rate from the date the same were due (subject to any grace or cure period applicable thereto) and not paid until the date the same are paid in full. The Default Rate, when operative, shall be adjusted on each Adjustment Date (as defined in the Note). Nothing contained in this Section 3.5 or in this Agreement or in any other Loan Document shall grant or be deemed or construed to grant Borrower the right to cure any Event of Default.

Section 3.6 Computations of Interest. All computations of interest shall be made by Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination in good faith by Lender of the Interest Rate (as defined in the Note) shall be conclusive and binding for all purposes, absent manifest error.

Section 3.7 Payment of Interest and Principal. Interest and principal of the Loan shall be paid as provided in the Note.

Section 3.8 Voluntary Prepayment. The Loan may be prepaid to the extent, and upon the terms, provided in the Note.

Section 3.9 Procedure for Payment. All payments required to be made pursuant to the Note shall be made as provided in the Note.

Section 3.10 Loan Term.

(a)          Unless Borrower shall exercise its option to extend in accordance with the provisions of Section 3.10(b) below, the term of the Loan (the “Loan Term”) shall be for a period of twenty-four (24) months, commencing on the date of the Note and expiring on March 19, 2008.

(b)           Borrower shall have the right and option to extend the Loan Term for two (2) additional periods of six (6) months (each an “Extension,” together the “Extensions”), subject to Borrower’s timely satisfaction of each of the following conditions:

(i)             Lender has not given notice to Borrower that the Loan has been accelerated during the Loan Term;

(ii)            Borrower shall have delivered written notice (“Extension Notice”) to Lender of Borrower’s election to extend the Loan Term for an Extension, and Lender shall have received an Extension Notice not later than thirty (30) days prior to the expiration of the Loan Term;

(iii)           Borrower shall have delivered to Lender no later than the date of each Extension Notice, an extension fee equal to one-half percent (0.5%) of the then outstanding principal amount of the Loan and the unfunded commitment (“Extension Fee”);

(iv)           No Default or Event of Default has occurred and is continuing hereunder, under this Agreement or under any other Loan Documents;

(v)            The completion of the Work has occurred in accordance with the terms of this Agreement;

(vi)           Lender has received at least $40,000,000 in principal paydowns pursuant to Valid Sale Contracts and the requirements of Article 9; and

(vii)          Borrower shall have delivered to Lender evidence in a form acceptable to Lender in its sole discretion that the maturity of the Mezzanine Loan or the Subordinate Loan shall not occur during an Extension.

(c)            In the event that Borrower shall fail to timely exercise an option under Section 3.10(b), or shall otherwise fail to satisfy the conditions precedent thereto as described in Section 3.10(b) above, the right to exercise any such option shall be void and of no further force and effect. Further, with respect to each Extension:

(i)             if Borrower does not request an Extension, or

(ii)            if Borrower does request an Extension and Lender gives timely written notice to Borrower that Borrower has not satisfied one or more of the conditions to such Extension,

then unless the Obligations, including without limitation all accrued interest, all principal, all late fees, the Exit Fee, and all other sums and amounts due and owing to Lender under the provisions of the Note, this Agreement and any and all other Loan Documents, are paid in full not later than March 19, 2008 (subject to acceleration of the Loan at an earlier date) then: (A) the full Extension Fee shall be due and payable in addition to all of the Obligations, including without limitation all accrued interest, all principal, all late fees, the Exit Fee, and all other sums and amounts due and owing to Lender under the provisions of this Agreement, the Note and any and all other Loan Documents and (B) the Loan Term shall be extended for a period of thirty (30) days. If the Loan Term is extended for the thirty (30) day period described above, the Mortgage shall not be released until the applicable Extension Fee and all of the Obligations, including without limitation all accrued interest, all principal, all late fees, the Exit Fee, and all other sums and amounts due and owing to Lender under the provisions of this Agreement, the Note and any and all other Loan Documents have been paid in full. In the event that Lender has given notice to Borrower that the Loan has been accelerated, the thirty (30) day extension of the Loan Term described in this Section 3.10(c) shall not apply. In the event Lender provides notice to Borrower that the Loan has been accelerated and such acceleration occurs after March 19, 2008, then the applicable Extension Fee shall continue to be due and payable upon such acceleration.

Section 3.11 Taxes; Withholding, Etc. If any treaty, law or any governmental rule, regulation, policy, guideline or directive, or any interpretation thereof, or compliance of Lender with such,

(a)            subjects Lender to any tax, duty, charge or withholding on or from payments due from Borrower (excluding United States, state, local and city taxation of the net income of Lender or any taxes imposed by the State of Illinois or the City of Chicago), or changes the basis of taxation of payments to Lender in respect of the Loan or other amounts due Lender hereunder (other than a mere increase in the rates of taxation) or any taxation imposed by the State of Illinois or the City of Chicago; or

(b)           imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against the non-physical assets of, deposits with or for the account of, or credit extended by, Lender under this Agreement; or

(c)            imposes any other condition directly related to this Loan transaction or the process or manner or making or funding the Loan under this Agreement or obtaining the sources of funds for such Loan, the result of which is to increase the cost to Lender of making, funding or maintaining loans or reduces any amount receivable by Lender in connection with U.S. Dollar loans, or requires Lender to make any payment calculated by reference to the amount of loans held or interest received by it; or

(d)           affects the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender and Lender determines the amount of such capital required is increased by or based upon the existence of this Agreement;

then, within thirty (30) days of written demand by Lender, Borrower shall pay Lender that portion of such increased expense incurred or reduction in an amount received which Lender determines is attributable to making, funding and maintaining the Loan and this Agreement.

Section 3.12 Acceleration of Maturity. Upon the occurrence of an Event of Default hereunder or under the Note or the other Loan Documents, the unpaid principal amount of the Loan with interest and all other sums secured by the Mortgage shall become immediately due and payable at the option of Lender. In the event of such acceleration, Borrower shall discharge its Obligations to Lender by paying all sums due under the Note, the Mortgage, and the other Loan Documents, together with interest at the Default Rate accruing from the date of such Event of Default. Lender’s failure to exercise its option to accelerate the Loan as aforesaid upon the occurrence of an Event of Default shall not constitute a waiver of Lender’s right to exercise such option at any later time with respect to such Event of Default or with respect to any other subsequently occurring Event of Default.

Section 3.13 Costs of Collection. If, following the Closing Date, Lender: (a) employs counsel which Lender reasonably believes is necessary for advice or other representation (i) to represent Lender in any litigation, contest, dispute, suit, or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute or proceeding (whether instituted by Lender, Borrower or any other person) in any way or respect relating to the Note, any other Loan Document, any collateral securing the Note or the

Obligations, or (ii) to enforce any rights of Lender against Borrower; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any Collateral; and/or (c) attempts to enforce or enforces any of Lender’s rights and remedies against Borrower or Guarantors, then in such event, the reasonable fees, costs and expenses incurred by Lender in any manner or way with respect to the foregoing shall be part of the indebtedness evidenced by the Note, payable by Borrower to Lender upon demand. Without limiting the generality of the foregoing, such fees, costs and expenses, shall include reasonable fees, costs and expenses of attorneys, accountants and consultants; court costs and expenses; court reporter fees, costs and expenses; long distance telephone charges, telegram and telecopier charges; and expenses for travel, lodging and food. For purposes of this paragraph, the term “attorneys” includes attorneys who are employees of Lender acting as counsel for Lender, and the terms “fees, costs and expenses” shall include, without limitation, the fees charged by Lender for its in-house counsel provided such fees are within the range of fees charged by attorneys of similar experience at medium to large sized law firms located in the City of Chicago, Illinois.

Section 3.14 Late Charges. If any monthly installment of interest or any other payment due under the Note or any other Loan Document is received fifteen (15) or more days after the due date of such payment, Borrower shall pay to Lender a late charge equal to seven percent (7%) of the monthly installment or such other payment due under the Note and/or the applicable Loan Document, as the case may be, for the purpose of defraying the expenses incident to handling such delinquent payments, which “late charge” shall be payable on the same day of the month as payments of interest, provided, however, in no event shall Borrower be required to pay a late fee greater than the maximum amount permitted under applicable Laws. Such charge shall be in addition to, and not in lieu of, any other remedy Lender may have and is in addition to any reasonable fees and charges of attorneys that Lender is entitled to employ upon any Default by Borrower hereunder or under any other Loan Document, whether authorized herein or by law.

Section 3.15 Loan Documents. In consideration of Lender’s entry into this Agreement and Lender’s agreement to fund the Loan, Borrower agrees that, in addition to the Note, and in order to secure the due and prompt payment and performance of all of the Obligations, Borrower shall execute and deliver, or cause to be executed and delivered by Guarantors, the following documents or instruments, all in scope, form, substance and legal sufficiency acceptable to Lender:

(a)           a valid and subsisting first priority Mortgage securing the Obligations, including the indebtedness evidenced by the Note, subject only to the Permitted Exceptions;

(b)           first priority security agreement(s), collateral assignment(s) and such financing statements and other documents and instruments as Lender deems desirable to perfect in Lender first priority security interests in all of the Collateral which is not Real Estate;

(c)           a first priority Assignment of Leases and Rents;

(d)           a first priority Assignment of Agreements, Plans and Permits;

(e)           the Assignment of Condominium Documents;

(f)            the Assignment of Accounts;

(g)           the Environmental Indemnity Agreement;

(h)           the Carveout Guaranty;

(i)            the Completion Guaranty;

(j)            the Assignment of Operating Account;

(k)           the Assignment of Purchase Agreements;

(l)            the Earnest Money Deposit Account Security and Control Agreement;

(m)          the Deposit Account Security and Control Agreement (Operating Account);

(n)           the Subordination and Intercreditor Agreement;

(o)           the Subordination and Intercreditor Agreement (Subordinate Lender);

(p)           the Subordination of Management Agreement;

(q)           a perfected collateral assignment of any letter of credit given by a tenant to Borrower; and

(r)            such other documents as Lender or Lender’s counsel may reasonably require.

Section 3.16 Operating Account; Excess NOI Account; Interest Reserve. Borrower and/or Property Manager shall open, and thereafter shall maintain with Depositary Bank (until such time as the Obligations have been paid in full), a non-interest bearing operating account (the “Operating Account”) into which all income, revenues and profits generated by the Project or any part thereof shall be deposited and from which Borrower shall timely pay the reasonable and customary operating and maintenance expenses of the Project and debt service on this Loan. Borrower shall collaterally assign to Lender a security interest in such Operating Account and the funds therein from time to time as additional security for the Loan pursuant to the Assignment of Operating Account. Failure of Borrower to deposit any and all NOI into the Operating Account shall constitute an Event of Default under this Agreement. Borrower shall deliver to Lender a written and signed acknowledgement from Property Manager and the Depositary Bank of the assignment by Borrower to Lender of Borrower’s interest therein and an agreement by such Property Manager and Depository Bank, that until the Loan is paid in full, any and all of such deposits which are payable to Borrower shall be paid directly to Lender. Additionally, unless waived by Lender, Borrower shall open, and thereafter shall maintain with Lender (until such time as the Obligations have been paid in full), a non-interest bearing account (the “Excess NOI Account”) into which monthly NOI in excess of the interest payment payable under the Loan shall be deposited and from which Borrower shall timely pay debt service on this Loan. Borrower shall collaterally assign to Lender a security interest in such Excess NOI Account and the funds therein from time to time as additional security for the Loan pursuant to the Assignment of Accounts. Failure of Borrower to deposit any and all excess NOI into the Excess NOI Account shall constitute an Event of Default under this Agreement. Interest payments shall be made under the Loan from the following sources in the following order, as available: first, from the current month’s NOI; then, from the Excess NOI Account; then, from the Interest Reserve line item in the Project Budget; and finally, directly from the Borrower from Outside Sources. Lender is authorized to charge the interest on the Loan payable under the Note against the funds in the Excess NOI Account. In the event the NOI (as described above) is insufficient or otherwise unavailable for disbursement (as the result of an Event of Default), Lender shall be authorized to charge the interest on the Loan payable under the Note monthly against the Interest Reserve until such time that the funds provided for in the Interest Reserve are fully disbursed. In the event that the funds provided for in the Interest Reserve are fully disbursed or are insufficient or are otherwise unavailable for disbursement (as the result of an Event of Default), then Borrower shall pay or cause to be paid directly to Lender the interest then due and payable on the Loan in the amount set forth in a written notice to Borrower from Outside Sources. Nothing contained in this Section 3.16 shall relieve Borrower of the absolute and unconditional obligation to pay accrued interest on the Obligations as provided herein and in the Note and other Loan Documents. Homeowner or condominium association dues may be drawn from the Excess NOI Account only if the Loan is not in default and all payments owed the Lender, including monthly interest and escrow deposits, are current.

Section 3.17 Place of Advance. All Loan advances shall be made at Lender’s office in Chicago, Illinois.

Section 3.18 Delivery of Requests for Disbursement. All Requests for Disbursement and all required supporting documentation shall be submitted by Borrower simultaneously with any Request for Disbursement made by Borrower under this Agreement and must be received by Lender no less than ten (10) Business Days prior to the date of the requested disbursement. In the event that Borrower has satisfied all conditions to a disbursement of Loan proceeds and there is no Default or Event of Default, Lender shall make commercially reasonable efforts to fund the disbursement requested within seven (7) Business Days of receipt of the Request for Disbursement. Disbursements shall not be made more often than once per month.

Section 3.19 Expenses and Advances Secured by Loan Documents. Lender may, at Lender’s sole option, at any time and from time to time make Protective Advances. The execution of this Agreement by Borrower constitutes an irrevocable direction to make such Protective Advances and no further authorization from Borrower shall be necessary to warrant such Protective Advances and all such Protective Advances shall be secured by the lien of the Mortgage as fully as if made to Borrower, regardless of the disposition of any such Protective Advance.

Section 3.20 Other Limitations and Requirements. The making of any advance by Lender shall not be deemed an acceptance or approval by Lender (for the benefit of Borrower or any third party) of the work done or actions taken in regard to the Project.

Section 3.21 Exit Fee. Borrower shall pay an exit fee in the amount of $690,000 (the “Exit Fee”). The Exit Fee shall be payable in increments of $3,000 upon the closing of the sale of each Condominium Unit until such time as an aggregate of $690,000 has been paid. If: (a) Loan Maturity shall occur prior to the payment in full of the Exit Fee or (b) Borrower shall pay the Obligations in full prior to the payment in full of the Exit Fee, then the Exit Fee shall be due and payable upon Loan Maturity and or upon the payment in full by Borrower of the

Obligations, in each event in an amount equal to the Exit Fee less any portion of the Exit Fee theretofore paid at the closing of the sale of Condominium Units.

ARTICLE 4

LOAN EXPENSES AND ADVANCES;

SECURITY OF MORTGAGE FOR SAME

Section 4.1 Loan Expenses. Borrower agrees to pay when due all reasonable expenses of the Loan (the “Loan Expenses”), whether incurred before or after the Closing Date, including all recording charges, title insurance charges, escrow charges, transfer taxes, if any, mortgage taxes, if any, costs of surveys, costs for certified copies of instruments, reasonable fees and expenses of Lender’s attorneys (including without limitation, its in-house-counsel), and all costs and expenses incurred by Lender, including all appraisal fees (for appraisals undertaken by or on behalf of the Lender before and after the Closing Date), environmental report fees, structural report fees, insurance consultant fees, credit searches, out-of-pocket expenses, inspection fees incurred by Lender and all travel, lodging and food expenses in connection with the determination of whether Borrower has performed the obligations undertaken by Borrower under this Agreement or has satisfied any conditions precedent to the obligations of Lender under this Agreement. The amount charged for airfare will be the lesser of (a) the actual cost incurred or (b) $1,200 per person per visit. Notwithstanding the foregoing, a flat $5,000 will be charged for the initial site visit. All of the foregoing expenses that are incurred in connection with the closing of the Loan and the satisfaction of all conditions precedent thereto may be hereinafter referred to collectively as the “Closing Expenses”. All expenses, charges, costs and fees described herein (including the Closing Expenses) shall be the Borrower’s obligation regardless of whether the Loan is disbursed in whole or in part.

Section 4.2 Time of Payment of Fees. On the Closing Date Borrower shall pay all Closing Expenses then due and payable on the Closing Date and, with respect to other Loan Expenses, upon and on demand at such subsequent times as Lender may determine in its sole discretion. Lender may require the payment of such fees and expenses as a condition to any disbursement of the Loan. Borrower hereby authorizes Lender to make an advance to itself to pay all Loan Expenses and Closing Expenses on or after the date on which such expenses shall be due and payable if Borrower fails to timely remit such funds. If the actual amount of Closing Expenses is not ascertainable on the Closing Date, then the Lender may charge the same to the contingency line item or other applicable line item of the Project Budget, and Borrower shall pay upon demand any excess monies due.

Section 4.3 Expenses and Advances Secured by Loan Documents. Any and all advances, payments, amounts expended or made by Lender under this Agreement from time to time for reasonable attorneys’ fees (based upon services rendered at hourly rates) and reasonable expenses, if any, and all other Loan Expenses shall, as and when advanced or incurred by Lender, be paid by Borrower and shall constitute additional indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents to the same extent and effect as if the terms and provisions of this Agreement were set forth therein, whether or not the aggregate of such indebtedness shall exceed the aggregate face amount of the Note.

Section 4.4 Lender Fees. In consideration of Lender’s making the Loan to Borrower (and in addition to other amounts payable under this Agreement and the other Loan Documents), Borrower shall pay to Lender a fee in an aggregate amount equal to Six Hundred Ninety Thousand and No/100 Dollars ($690,000.00), of which: (a) $150,000 (the “Application Fee”) was paid (and Lender hereby acknowledges receipt) upon Borrower’s acceptance of the letter of application (b) $150,000 (the “Commitment Fee”) was paid upon Borrower’s acceptance of the Commitment Letter (and Lender hereby acknowledges receipt), and (b) $390,000 (the “Closing Fee”) which shall be due and payable on the Closing Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Borrower.  To induce Lender to make the Loan and perform its obligations under the Loan Documents, Borrower hereby represents and warrants to Lender as follows:

(a)            Borrower has good, marketable and indefeasible fee simple title to the Real Estate free and clear of all liens, charges and encumbrances, except for the Permitted Exceptions.

(b)           Borrower is the sole owner of, and has good title to, all of the Collateral that constitutes personal property free and clear of all liens, charges and encumbrances, other than the Permitted Exceptions.

(c)            Borrower is (i) a limited liability company duly formed validly existing and in good standing under the Laws of Delaware, (ii) is duly qualified to conduct business under the Laws of the State of Florida, and (iii) has the power, authority and legal right to carry on the business now being conducted by it and to engage in the transactions contemplated by this Agreement. The execution and delivery of the Loan Documents and the performance and observance of the provisions thereof have been duly authorized by all necessary actions as required by Borrower’s Organizational Documents and by applicable Laws.

(d)           This Agreement, the Note, the Mortgage, the other Loan Documents and any other documents and instruments required to be executed and delivered by Borrower in connection with this Loan, when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and will be enforceable strictly in accordance with their respective terms; the Loan Documents grant to Lender a direct, valid and enforceable first lien on the Project and on all of the other Collateral.

(e)           The execution, delivery and performance of the Loan Documents and any other documents or instruments to be executed and delivered by Borrower pursuant to this Agreement or in connection with the Loan, and the use, occupancy, conversion to condominium regime, and operation of the Project, will not: (i) violate any Laws or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, corporate charter or bylaws, articles of organization, partnership agreement, instrument, document, agreement or contract of any kind to which Borrower is a party or by which it may be bound. Borrower is not in default (without regard to grace or cure periods)

under any Contracts or other contract or agreement to which it is a party, the effect of which default will adversely affect the performance by Borrower of its obligations pursuant to and as contemplated by the terms and provisions of this Agreement and the other Loan Documents.

(f)            No litigation or proceedings are pending, or, to Borrower’s knowledge, are threatened, against Borrower or Guarantors or any constituent member of Borrower: (i) which has or will affect the validity or priority of the liens and security interests granted to Lender under the Loan Documents, (ii) which now has or will affect the ability of Borrower to perform its obligations pursuant to and as contemplated by the terms and provisions of this Agreement and the other Loan Documents, or any of the Construction Documents, (iii) which could materially adversely affect the occupancy, use or operation of the Project or the conversion of the Project to a condominium regime in accordance with the Scope of Renovation and the Approved Plans, or the sale of Condominium Units at the Project, or (iv) which could materially adversely affect the operations or financial condition of Borrower, Guarantors or the Project. Without limitation of the foregoing, there are no pending or, to Borrower’s knowledge, threatened proceedings or actions to revoke, attack, invalidate, rescind, or modify the zoning of the Project or any part thereof, or any building or other permits heretofore issued with respect thereto, including the Permits, or asserting that such zoning or permits do not permit the conversion of the Project to a condominium regime or the occupancy, use or operation of the Project.

(g)           There are no pending civil (including actions by private parties), criminal, or administrative proceedings against Borrower, or to Borrower’s best knowledge, affecting the Land relating to environmental, health or safety matters (“Environmental Proceedings”), and to Borrower’s best knowledge no Environmental Proceedings are being threatened nor do any facts or circumstances exist which may give rise to any future Environmental Proceedings.

(h)           To the best of Borrower’s knowledge, the Land and all uses thereof as of the date of this Agreement, are in compliance with all Environmental Laws, and Borrower has not received any notice of any violation issued pursuant to any Environmental Laws with respect to the Real Estate or any use or condition thereof. Except as specifically disclosed in the Environmental Report, and to the best of Borrower’s knowledge, there are no Hazardous Materials on, in, or under, or stored at the Land, and Borrower has not used, handled, generated, produced, manufactured, treated, stored, transported, released, discharged or disposed of any Hazardous Materials on, under or from the Land (other than Hazardous Materials of a kind and in such quantities as are commonly used in the operation and maintenance of a residential condominium community and in any case, in compliance with applicable Environmental Laws). To the best of Borrower’s knowledge, no release, spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Material) has occurred on, beneath or from the Land or in the surface or ground water associated with the Land. All Permits, required to be held by Borrower or issued to Borrower pursuant to any Environmental Laws for the conversion to a condominium regime, ownership, use, occupancy or operation of the Land, have been obtained or will be obtained, as and when required by Environmental Laws, by Borrower, and are presently maintained in full force and effect by Borrower and the Land and the operations conducted by Borrower at the Land, is in compliance with such Permits. The Land is not subject to any use restrictions arising out of any Environmental Laws. There are no writs, injunctions, decrees, orders or judgments against Borrower or any lawsuit, claim, proceeding, citation, directive, summons or investigation pending or, to the best of Borrower’s knowledge, threatened against Borrower, pursuant to any Environmental Laws relating to (1) the conversion to a condominium regime, ownership, leasing, occupancy or use of any portion of the Land by Borrower or, to the best of Borrower’s knowledge, any current or former owner or tenant of any portion of the Land, (2) any alleged violation of any Environmental Laws by Borrower or (3) a release of any Hazardous Material under, in or from any portion of the Land. There are no above-ground or, to the best of Borrower’s knowledge, underground storage tanks located on the Land. There are no written reports, surveys or environmental assessments of the Land or any part thereof in the possession or control of Borrower or its contractors or consultants concerning the environmental condition of the Land or the presence of Hazardous Materials on or under the Land or in the ambient air at the Land, complete copies of which have not been delivered to Lender.

(i)            The factual matters relating to the opinions of Borrower’s counsel, as set forth in Section 6.1(b)(iv) hereof, are true and accurate.

(j)            (i) No condemnation of any portion of the Land, or relocation or condemnation of any roadways abutting the Land has commenced or, to the best of Borrower’s knowledge, is threatened by any Governmental Authority, and (ii) no denial of access to the Land from any point of access to the Land has commenced or, to the best of Borrower’s knowledge, is contemplated by any Governmental Authority.

(k)            To the best of Borrower’s knowledge, the survey of the Real Estate prepared by Bean, Whitaker, Lutz & Kareh, Inc., dated March 9, 2006 (the “Survey’’), is true, accurate and complete in all respects as of the date hereof, including with respect to: (i) the outline of the Land, and the outline of all buildings, structures and other improvements thereon, if any, and all paving, driveways and fences, if any, in place, (ii) the square footage of the Land, (iii) the existence of all buildings, improvements, foundations and other structures on the Land, if any, (iv) encroachments by improvements located on adjoining property onto the Land or of buildings, improvements, foundations or other structures on the Land, if any, onto adjoining property, (v) means of ingress and egress to and from the Land, (vi) the flood area designation of the Real Estate shown on the official maps of the Secretary of Housing and Urban Development, (vii) the identification of any portion of the Real Estate which lies within a federally designated wetlands protection area as determined by the maps of the Army Corps of Engineers, (viii) the identification, location, size and use of all plottable easements affecting the Real Estate, and (ix) all other matters shown, indicated or noted thereon.

(l)             All financial statements, reports or other financial information of any kind or description of Borrower, Guarantors and/or any partner or member, as the case may be, heretofore and hereafter delivered to Lender are true and correct in all material respects, have been prepared in accordance with sound accounting principles consistently applied, and fairly present the representative financial conditions of the subject thereof as of the respective dates thereof. All financial statements, reports or other financial information of any kind or description heretofore or hereafter delivered to Lender by or on behalf of Borrower or Guarantors are true, complete and accurate in all material respects and fairly present the financial condition of the Project as of the date thereof. No material adverse change has occurred in the financial conditions reflected therein since the respective dates thereof, and no additional borrowings have been made by Borrower or Guarantors since the date thereof other than the borrowing contemplated hereby or otherwise expressly approved in writing by Lender.

(m)           No information, certification, report or financial information submitted to Lender by or, to the best of Borrower’s knowledge, on behalf of Borrower or Guarantors pursuant to this Agreement or otherwise in connection with the Loan or Borrower’s request or application therefor contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the information not misleading in any material respect.

(n)           The Project does not violate (i) any existing Laws applicable thereto, (ii) any of the Permits, including any building or occupancy permits, any restrictions or conditions of record, or any of the Agreements, or (iii) the requirements of each and every insurer covering any of the risks against which the Project is or is to be insured pursuant to Exhibit I hereof. Neither the zoning, nor any other right to convert the Project to a condominium regime or to occupy, use or operate the Project is to any extent dependent upon or related to any real estate other than the Land, except as provided in the Permitted Exceptions. Without limiting the generality of the foregoing, all consents, licenses, certificates and permits and all other authorizations or approvals, including without limitation, temporary and/or permanent certificate(s) of occupancy, and also, including the requirements of each and every insurer covering any of the risks against which the Project is to be insured pursuant to Exhibit I hereof (collectively, “Governmental Approvals”) required for the ownership, occupancy, use and operation of the Project as a condominium project and rental community have been or will be timely obtained, and all Governmental Approvals required for the ownership, occupancy, use marketing and sale of the Condominium Units have been obtained or will be timely obtained, and all Laws relating to the conversion of the Project to a condominium regime have been, or will timely be, complied with.

(o)            All utility services necessary for the operation of the Project as a rental community and as a condominium project are presently available to the Land through dedicated public rights-of-way or through perpetual private easements with respect to which the Loan Documents, to the extent of Borrower’s interest therein, create a valid, binding and enforceable first lien or security title, as the case may be. No such utility services are subject to any moratorium, or would be subject to any presently threatened moratorium, imposed by any Governmental Authority having jurisdiction.

(p)           The rights-of-way for all roads necessary for the full utilization of the Project for its intended purposes as required by this Agreement, the other Loan Documents or any covenant, condition, restriction, easement or other matter affecting Borrower or the Land have been dedicated to public use and accepted by the appropriate Governmental Authority, or are covered by private easements with respect to which the Loan Documents create a valid, binding and enforceable first lien or first security title.

(q)           No brokerage commission or similar compensation is due to any Person in connection with the loan transaction contemplated by this Agreement except for the commission payable to Meridian Capital. Borrower shall indemnify Lender from any liability, claims or losses, including reasonable and actual attorneys’ fees incurred by Lender and arising by reason of any claim for such brokerage commissions, including, without limitation, any brokerage commission, fee or other remuneration to or claimed by any Person, except that Borrower shall have no obligation to indemnify Lender for any brokerage commission to the extent arising solely from an express written agreement by Lender with a broker or finder. This provision shall survive the repayment of the Obligations and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists.

(r)            The Land and the site conditions thereof are such that Laws relating to the filling, dredging, excavation or other usage of lands classified as wetlands or lands which are subject to periodic flooding or have thereon standing or moving bodies of water are not applicable to the Project or the use thereof as a residential rental community or a residential condominium community. No portion of the Project is located in an area having special flood hazards according to the flood hazard boundary maps used by the United States Department of Housing and Urban Development in connection with the National Flood Insurance Program.

(s)            The Real Estate is taxed separately without regard to any other property and, for all purposes, may be mortgaged, conveyed, and otherwise dealt with as an independent parcel.

(t)            The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, as at any time amended, and the Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System, as at any time amended.

(u)           Borrower does not have a defined benefit pension plan under ERISA.

(v)           Except as described on Exhibit E, there are no union contracts, labor agreements, or employment agreements relating to any employees of Borrower currently working at the Project.

(w)           No Default or Event of Default by Borrower exists under this Agreement or any of the other Loan Documents, and, to Borrower’s knowledge, no event has occurred and is continuing which with notice or the passage of time or both would constitute a Default or Event of Default under any of the Loan Documents.

(x)            The Mortgage is a good and valid first lien on the Project, and Lender has a perfected, good and valid first security interest in all items of personal property described in the granting clause of the Mortgage.

(y)           Borrower and Guarantors have filed or caused to be filed all federal, state and local tax returns required to be filed, have remitted all trust fund taxes, and have paid all taxes shown to be due and payable by it on said returns or on any assessments made against it or the Project, except those which are being contested in good faith by appropriate proceedings and for which reasonable reserves as may be required by GAAP are being maintained on its books.

(z)            After giving effect to the execution and delivery of the Loan Documents and the making of any disbursements under the Note, Borrower will not be “insolvent,” within the meaning of such term as defined in § 101 of the Bankruptcy Code, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capitalization.

(aa)          Borrower has not received any notice from any insurance company of any defects or inadequacies in the Project that would adversely affect the insurability of the Project or materially increase the cost of insuring the Project beyond that which is customarily charged for similar property in the vicinity of the Project used for a similar purpose.

(bb)         Borrower shall operate the Project as a residential apartment facility and, upon conversion, condominium facility under the name of Borrower (or such other name as may be approved by Lender), and Borrower does not conduct or otherwise do business with respect to the Project under any other trade name. The principal place of business and chief executive office of Borrower is as stated in the preamble and Section 17.3 hereof.

(cc)         Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Internal Revenue Code.

(dd)        Borrower has furnished to Lender true, correct and complete copies of all documents, instruments and other papers constituting the entire organizational documents of Borrower and any and all amendments thereto including without limitation, Borrower’s articles of organization and operating agreement (the “Organizational Documents”), such Organizational Documents are in full force and effect and have not been modified, amended or terminated and there exists no violation of the Organizational Documents, or circumstances which given notice or the passage of time or both would constitute a violation of the Organizational Documents.

(ee)          Exhibit C contains a true, complete and accurate list of all leases, occupancy agreements, and concession agreements with respect to all or any portion of the Project (the “Leases”) as of the date hereof, including all amendments, modifications and supplements thereto, and (i) there exist no defaults by Borrower, as landlord thereunder, or by the tenant thereunder, nor, to the best of Borrower’s knowledge, do any circumstances exist which, with the passage of time or the giving of notice or both, would constitute a default thereunder by either Borrower or any tenant and (ii) there have been no amendments, supplements, modifications or other changes thereto except as described on such Exhibit C.

(ff)           Exhibit F contains a true, complete and accurate list of all Contracts as of the date hereof, including all amendments, modifications and supplements thereto, and, (i) there exists no defaults by Borrower thereunder or by any other party thereto, nor, to the best of Borrower’s knowledge, do any circumstances exist which, with the passage of time or the giving of notice or both, would constitute a default thereunder by either Borrower or any other party thereto; (ii) there have been no amendments, supplements, modifications or other changes thereto except as described on such Exhibit F or otherwise as approved by Lender to the extent such approval is required hereunder; (iii) except as set forth on Exhibit F, no other material contract, agreement or arrangements of any kind exist with respect to the ownership, use, occupancy, operation, maintenance, repair or servicing of the Project or any part thereof and (iv) except as specifically set forth on Exhibit F, all of the Contracts may be terminated on no more than ninety (90) days’ notice without termination penalty or other cost.

(gg)         Exhibit G contains a true, complete and accurate list of all Permits obtained as of the date hereof, including all amendments, modifications and supplements thereto, and (i) the Permits have been acquired by Borrower and are in full force and effect, (ii) there have been no amendments, supplements, modifications or other changes thereto except as described on such Exhibit G, (iii) Borrower has not received any notice of a revocation, termination or violation of any Permit, (iv) the Permits listed on Exhibit G are all licenses, approvals, and permits which are necessary to own, use, occupy, operate, maintain, market and sell the Project under all applicable Laws, and (v) except as set forth in Exhibit G, all of the Permits are assignable and transferable.

(hh)         Borrower is a single-purpose entity whose sole asset is the Project and whose sole business and purpose is to own, operate, convert to condominium ownership, market and sell the Condominium Units, all as more fully set forth in the Organizational Documents.

(ii)           The proceeds of Loan will be used only for the purposes described and approved in this Agreement.

(jj)           Except as specifically described on Exhibit H attached hereto (the “Affiliate Debt”), Borrower is not indebted to any Affiliate, nor has Borrower assumed or guaranteed any indebtedness of any Affiliate. As of the Closing Date, and throughout the Loan Term, all Affiliate Debt shall be subject and subordinate in all respects to the Loan and the Obligations, and Borrower hereby covenants and agrees to cause each holder of Affiliate Debt to execute and deliver to Lender on the Closing Date a subordination agreement in scope, form, substance and legal sufficiency satisfactory to Lender.

(kk)         Guarantors have not established a trust or other estate planning vehicle in which their assets are held.

(ll)           Borrower further warrants that except as disclosed to Lender in writing, neither Borrower, Member, any Guarantor, nor any manager/director of Borrower, nor, to Borrower’s knowledge, any other direct or indirect equity owner of the Borrower, or any Affiliate of any of the foregoing: (i) has ever been the subject of any criminal proceedings, other than minor traffic violations; (ii) has ever been the owner, whether directly or indirectly, of a parcel which was the subject of foreclosure proceedings (whether judicial or nonjudicial); (iii) has ever been a party directly or indirectly, to a deed in lieu of foreclosure; and (iv) is currently a party to any material pending litigation or administrative proceedings, or subject to any judicial or non judicial orders or consent agreements.

(mm)       Neither Borrower, Member, or any other member of Borrower, nor any Guarantor is a Person with whom Lender is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not engaged in any dealings or transactions or otherwise associated with such Persons.

Section 5.2 Effect of Delivery of Financial Information.  Each time Borrower shall deliver any financial information required by the provisions of Section 11.31 hereunder, Borrower shall be deemed to have reaffirmed and remade Borrower’s representations and warranties set forth in this Article 5 and elsewhere in this Agreement, unless Lender is notified in writing (with specificity) to the contrary prior to or contemporaneously with the delivery of such financial information.

ARTICLE 6

CONDITIONS PRECEDENT TO CLOSING

Section 6.1 Conditions Precedent to Closing.  Borrower agrees that Borrower will perform and satisfy all of the following conditions precedent, and Borrower agrees that Lender’s obligation to close the Loan and to fund the Loan, is conditioned, among other things, upon Borrower’s performance or satisfaction of all these conditions precedent:

(a)            No Default or Event of Default shall have occurred and be continuing under this Agreement (including, without limitation, with respect to the representations and warranties contained herein) or any of the Loan Documents.

(b)           Borrower shall have furnished to Lender the following, all in form and substance satisfactory to Lender:

(i)            a paid Mortgagee’s Title Insurance Policy (ALTA Form B-1992) (the “Title Policy”); issued by the Title Insurer in the face amount of the Mortgage, establishing that the Title Insurer insures the lien of the Mortgage to be a prior and paramount lien against Borrower’s fee simple interest in the Land and the Improvements located thereon subject only to the Permitted Exceptions. The Title Policy shall contain (A) an ALTA 9 endorsement (or equivalent title protection reasonably acceptable to Lender), (B) a survey endorsement specifically insuring Lender that the survey described in Section 6.l(b)(ii) below is accurate and accurately depicts the same Real Estate covered by the Title Policy, (C) an endorsement specifically insuring the priority of the lien of the Mortgage as it applies to the Loan; and (D) any other endorsements Lender may require in its reasonable discretion. Such policy shall provide extended coverage over (1) standard exceptions, (2) matters which would be shown by an inspection or an accurate survey of the Land, (3) rights of parties in possession, (4) easements not of record, and (5) real estate taxes and assessments, both general and special, other than unpaid but not yet due installments of real estate taxes and assessments;

(ii)           plat of survey of the Real Estate, made by a Florida registered or certified land surveyor satisfactory to the Lender, in triplicate, showing the outline of the Land, all other structures and improvements thereon, if any, and all paving, driveways and fences, if any, in place. Said survey shall be currently dated (or redated) and shall contain a proper certificate by the surveyor, which certificate shall include the legal description of the Land and shall be made in favor of Borrower, Title Insurer and Lender. The survey shall be made according to the current “2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” and shall also show (A) the square footage of the

Land; (B) the dimensions and locations of all buildings, fences and improvements and that all buildings, improvements, foundations, and other structures, if any, are within the lot lines and in compliance with any restrictions of record or ordinances relating to the location thereof; (C) no encroachments by improvements located on adjoining property onto the Land or of buildings, improvements, foundations or other structures on the Land, if any, onto adjoining property, except Permitted Exceptions; (D) adequate means of ingress and egress to and from the Land; (E) locations of all visible or recorded easements (and recording numbers), setback lines, rights of way, water courses, drains, sewers, utility lines, public and private roads (including the names and widths thereof and recording numbers for dedications) and (F) such additional information as may be required by Lender or the Title Insurer in order to permit Title Insurer to issue the Title Policy without any standard or general exception for survey matters. In addition, Borrower will provide Lender with a certification from the surveyor that the Land is not in an area designated by the Secretary of Housing and Urban Development as having special flood hazards;

(iii)          certificates demonstrating required insurance coverage as set forth in Exhibit I to this Agreement at least ten (10) Business Days prior to the disbursement of any proceeds under the Loan together with all policies of insurance required by Lender in accordance with Exhibit I to this Agreement or certified copies or binders thereof, together with all required endorsements and proof that the premiums therefor have been paid;

(iv)          one or more opinions of independent counsel to Borrower and Guarantors acceptable to Lender, dated as of the Closing Date and containing only such qualifications and assumptions as Lender and its counsel may approve, stating the following: (A) that Borrower is duly formed, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business in the State of Florida; (B) that the execution and delivery by Borrower and performance of its obligations under all of the Loan Documents (1) have been duly authorized by all necessary organizational action; (2) constitute legal, valid, binding and enforceable obligations of Borrower; (3) do not conflict with any of Borrower’s Organizational Documents; (4) that the Borrower has all the power and authority to own its properties and to enter into, execute, deliver this Agreement and each of the Loan Documents and Borrower has the power and authority to perform all of its obligations under this Agreement and each of the Loan Documents; (5) that the rate of interest payable in respect to the Loan is not usurious under Florida Laws; and (6) that there is no action, proceeding or investigation pending, or threatened, against Borrower, against or in respect of the Loan, the Loan Documents or this Agreement, or against or in respect of the Project or the use, occupancy and operation or contemplated use, occupancy and operation thereof, which would or could have a material, adverse affect on any of the following: (x) the operation of the Project for the purposes contemplated by this Agreement; (y) the repayment of the Loan; or (z) the ability of Borrower to observe, perform and comply with its obligations under any of the Loan Documents to which it is a party; (C) the Project is in compliance and the intended conversion of the Project and use as resident condominium units is in compliance with all applicable zoning regulations and land use Laws; and (D) such other opinions as Lender or its counsel shall request;

(v)           a zoning opinion from Borrower’s special zoning counsel (together with such other evidence as Lender may reasonably require) describing all zoning approvals, special permits, variances, building permits and other approvals necessary to construct, use and occupy the Project for its intended use as residential condominiums as contemplated by the Approved Plans, which zoning opinion and other evidence must provide Lender with reasonable assurance that all such approvals, permits and variances can and will be obtained as required pursuant to the progress of construction of the Project;

(vi)          a certified copy of each of Borrower’s Organizational Documents, together with evidence satisfactory to Lender that Borrower has complied with all Laws necessary to conduct its business in its State of organization;

(vii)         evidence satisfactory to Lender that the persons executing this Agreement and the other Loan Documents on behalf of Borrower, have been duly authorized by all appropriate action to execute and deliver this Agreement and the Loan Documents on behalf of the Borrower;

(viii)        evidence satisfactory to Lender that the Land is benefited by such easements or other rights as may be necessary for the vehicular and pedestrian ingress and egress, the installation and maintenance of utilities, parking and other site improvements, and the operation of the Project;

(ix)           evidence satisfactory to Lender that the Project is in compliance with all applicable Laws, including a copy of the final tract map or other governmental approval by each planning commission or other governmental agency with jurisdiction over the lawful development of the Project, that all necessary Governmental Approvals have been obtained, and there has been no material adverse change in the condition of the Project nor any condition existing currently or likely to exist during the Loan Term that would require clean-up, removal or other remedial action pursuant to any Environmental Laws;

(x)            current searches (which will be updated from time to time, but no more frequently than annually unless Borrower shall be in Default hereunder, at Borrower’s expense upon the request of Lender) of all Uniform Commercial Code financing statements filed with the: (A) Secretary of State of the state of formation or organization of Borrower and the state of residence of each Guarantor, as the case may be, (B) the Florida State Corporation Commission, and (C) the Land Records of Lee County, Florida, against Borrower and Guarantors, as debtor, showing that no Uniform Commercial Code financing statements are filed or recorded against Borrower or Guarantors in which the collateral is described as any of all of the Collateral;

(xi)           true, correct and complete copies of all Leases, if any and a rent roll through the Closing Date;

(xii)          judgment and state and federal tax lien search reports on Borrower and Guarantors;

(xiii)         current financial statements of Borrower and Guarantors reflecting no material adverse change in their respective financial conditions;

(xiv)        all requirements set forth in the Commitment shall have been satisfied and Lender shall have received all reports and audits required by the Commitment to be delivered to and approved by Lender, including without limitation, the structural and engineering report and an environmental audit;

(xv)         all documents and other assurances reasonably required by Lender to evidence and secure the Loan and otherwise required in connection with the Loan pursuant to this Agreement;

(xvi)        evidence satisfactory to Lender that Borrower has contributed the Minimum Equity Investment set forth in Section 3.2;

(xvii)       a standard form of residential sales contract;

(xviii)      a Project schedule;

(xix)         the applications for permits and the appropriate building permits issued by the appropriate agencies; and

(xx)          the Scope of Renovation and the Renovation Budget.

(c)           Borrower shall have taken all action and done all things which may be necessary (as reasonably determined by Lender and its counsel) to ensure that the Loan, the lien of the Mortgage and the security interests and liens created by the other Loan Documents, are, as of the Closing Date, senior and superior in all respects to the rights and claims (including without limitation any lien rights or claims) of any Contractor, subcontractor, materialman, supplier or other person or entity who has performed or supplied, is performing or supplying, or will perform or supply in the future any work or materials on or with respect to the Project.

(d)           The Project shall not have suffered any material casualty or be subject to any existing or threatened condemnation or taking by eminent domain proceedings or otherwise.

(e)            There shall be no pending or threatened litigation known to the Borrower, or its counsel, against the Borrower, Guarantors or the Project.

(f)            There shall have been full compliance by Borrower with all of the terms and conditions of the Commitment.

(g)           Lender shall have received and approved, in its sole discretion, Borrower’s plan to address any environmental issues related to the Project, including, a mold remediation plan, satisfactory to Lender, regarding the twelve (12) Condominium Units currently containing mold and the fifty-two (52) Condominium Units contains stains and/or moisture (the “Remediation Plan”).

(h)           Borrower and Escrow Agent shall have established, an escrow account with Earnest Money Depositary Bank into which Borrower shall cause to be deposited, upon receipt, all Earnest Money Deposits (the “Earnest Money Account”), and with respect to which, Lender shall be designated as Borrower’s lender and the holder of a security interest in and to Borrower’s right, title and interest in the Earnest Money Deposits held in the Earnest Money Account and Lender shall have received a fully executed Earnest Money Deposit Account Security and Control Agreement.

(i)            The Mezzanine Loan and the Subordinate Loan shall have been closed simultaneously with the closing of the Loan and will be fully funded (with the exception of the Mezzanine Interest Reserve, if any), and no default, breach, violation or event of default shall have occurred or then be existing under the Mezzanine Loan Documents or the Subordinate Loan Documents. Borrower shall have given Lender true, correct and complete copies of the Mezzanine Loan Documents and the Subordinate Loan Documents. Mezzanine Lender shall have executed and delivered to Lender the Subordination and Intercreditor Agreement and Subordinate Lender shall have executed and delivered to Lender, the Subordination and Intercreditor Agreement (Subordinate Lender).

ARTICLE 7

LOAN OUT OF BALANCE

Section 7.1 Loan “In Balance.”

(a)           The Loan is required to be In Balance at all times. The Loan shall be “In Balance” only when the Available Sources of Funds equal or exceed Lender’s Estimate of Remaining Costs (as defined below), all as determined by Lender from time to time in its reasonable discretion in accordance with the provisions of this Article 7. The determination by Lender at any time that the Loan is In Balance shall not preclude Lender from determining at a later time that the Loan is not In Balance. Lender shall not be obligated to make any disbursements unless the Loan is In Balance.

(b)           Borrower agrees that if Lender determines in its reasonable discretion that the Loan is not In Balance, regardless of how such condition may have been caused, Borrower shall within ten (10) Business Days after written request by Lender (and in any event prior to any further disbursement of the Loan) deposit the deficiency with Lender (“Deficiencv Deposit”). The Deficiency Deposit shall be first exhausted for costs of the Work before any further disbursements of the Loan shall be made. Disbursement of a Deficiency Deposit shall be subject to the same conditions precedent and the same requirements as applicable to a disbursement of the Loan pursuant to this Agreement. If a Deficiency Deposit is not to be immediately expended, Lender shall deposit the Deficiency Deposit in a non-interest bearing account. Borrower pledges to Lender any Deficiency Deposit as security for the Loan.

(c)           (i) The “Available Sources of Funds” shall mean the unfunded Loan commitment.

(ii) The following specific adjustments shall be made to the Available Sources of Funds for this transaction: Upgrade Deposits may be counted as an Available Source of Funds but only up to the amount of costs of Upgrades included in Lender’s Estimate of Remaining Costs and amounts on deposit with Lender in tax escrow accounts and in other reserve accounts established to pay costs of the Work may be counted as an Available Source of Funds but only to the extent the costs such accounts were established to pay for are included in Lender’s Estimate of Remaining Costs.

(d)           “Lender’s Estimate of Remaining Costs” shall mean the amount which Lender estimates in its reasonable discretion is necessary to pay for all hard costs and soft costs of the Work which have not yet been paid, including, without limitation, the following: (i) all costs of the renovation; (ii) all costs required to complete the preparation of the Condominium Units in accordance with the approved finish standards and the Scope of Renovation, including, without limitation, all finishes of Condominium Units required to be paid for by Borrower under Purchase Agreements or reasonably anticipated for unsold Condominium Units; (iii) marketing and sales costs; (iv) the amount required to pay interest on the Loan through the Maturity Date; (v) all expenses payable or reimbursable to Lender under the terms of this Agreement; (vi) all real estate taxes, insurance premiums and operating costs of the Work, including the Remediation Plan; and (vii) all other amounts of any type or nature incurred or expected to be incurred in connection with the acquisition, conversion, renovation, marketing and sale of the Project or in order for Borrower to comply with the Loan Documents or the requirements of Governmental Authorities.

(e)           In determining Lender’s Estimate of Remaining Costs, Lender shall be entitled to take into account all conditions, facts and circumstances related to the Project or the Loan then existing, and all other considerations which Lender, in its reasonable discretion, determines are relevant to, or reasonable likely to have an impact upon, any of the amounts included in Lender’s Estimate of Remaining Costs. By way of example and not limitation, Lender shall have the right, in making Lender’s Estimate of Remaining Costs, to consider in such manner and to such extent as Lender determines is appropriate in its reasonable discretion: (i) all existing and proposed modifications to the description of the Work (whether or not Lender has the right to approve the same), whether the same are proposed by Borrower or by a contractor, (ii) all existing construction contracts and purchase orders or, in those instances where construction contracts or purchase orders have not yet been let, written bids from responsible contractors, tradesmen and material suppliers acceptable to Lender in its reasonable discretion, or Lender’s estimate of such costs, (iii) all change orders and pending or anticipated change orders (whether or not Lender has the right to approve the same), (iv) all disputes between Borrower and any supplier or contractor, and (v) the effect of actual or anticipated delays, whether or not permitted by the terms of this Agreement.

ARTICLE 8

INSURANCE

Section 8.1 Insurance.  Borrower shall obtain, and shall maintain, or shall cause to be obtained and maintained, as the case may be, the insurance described on Exhibit I. Borrower shall provide Lender, at least ten (10) Business Days prior to the disbursement of any proceeds under the Loan, a certificate(s) demonstrating appropriate insurance coverage, as set forth on Exhibit I, followed by the actual policy within thirty (30) days of the Closing Date. Failure to provide a conforming policy within ninety (90) days after the Closing Date shall constitute a Default under the Loan Documents.

ARTICLE 9

CREATION, SALE AND RELEASE OF CONDOMINIUM UNITS

Section 9.1 Establishing Condominium Regime.  Borrower has caused or will cause to be prepared the Declaration and By-Laws, and all other documents and instruments required to convert the Real Estate to a condominium regime under the Laws of Florida and to prepare the offering of the Condominium Units to the public in conformance with the requirements of applicable Laws, including without limitation, the Condominium Act. All of the Condominium Documents are subject to the approval of Lender and once approved by Lender, the Declaration and the other Condominium Documents shall not be revised or amended without Lender’s prior approval. Borrower shall collaterally assign to Lender (i) Borrower’s interest as developer/sponsor under the Declaration and other Condominium Documents and (ii) all agreements then or thereafter existing for sale of Condominium Units pursuant to the Loan Documents. Borrower shall cause: (y) the Declaration and (z) By-Laws, and all other documents and instruments required by applicable Laws to be duly recorded in the Lee County, Florida Recorder’s Office only after satisfaction of the following conditions: (i) Borrower shall have obtained Lender’s written consent and approval to record the Declaration and By-Laws and (ii) Lender shall have received evidence satisfactory to Lender, in its sole and absolute discretion, which evidence shall include but may not be limited to, signed copies of Valid Sale Contracts that indicate that the Mass Closing is imminent. Borrower hereby covenants to include in the Offering Materials all disclosures regarding the Project required by applicable Laws. Borrower shall comply with the requirements of the Interstate Land Sales Full Disclosure Act to the extent that the same is applicable to the Project. Borrower hereby covenants to include in the Offering Materials all disclosures regarding the Project required by applicable Laws.

Section 9.2 Sales Contracts.  All Purchase Agreements for the sale of Condominium Units at the Project shall be Valid Sale Contracts. To the extent permitted by law, Borrower shall place the Earnest Money Deposits made under the Valid Sale Contracts into a segregated escrow account to be held with Earnest Money Depositary Bank. Borrower shall comply with all applicable Laws, rules and regulations governing the retention and disposition of the Earnest Money Deposits. Borrower shall assign to Lender all of Borrower’s right, title and interest in and to the Earnest Money Deposits, but Lender shall have no responsibility or liability for the security or safety of such deposits or investments. Borrower shall deliver to Lender a written and signed acknowledgement from Escrow Agent, and from the Earnest Money Depositary Bank, of the assignment by Borrower to Lender of Borrower’s interest therein and an agreement by such Escrow Agent, and Earnest Money Depository Bank, that until the Loan is paid in full, any and all of such deposits which are payable to Borrower as a result of the contract purchaser’s default or forfeiture thereof shall be paid directly to Lender.

Section 9.3 Sales of Units.  Prior to the transfer of title of any Condominium Unit, Borrower shall, in addition to and not in limitation of any other requirements set forth herein, satisfy each of the following conditions:

(a)            Borrower shall have provided Lender with not less than ten (10) days’ prior written notice of the intended transfer of title, which written notice shall be accompanied by (i) a copy of the applicable Valid Sale Contract, (ii) a copy of the draft closing statement for the proposed transfer, and (iii) the partial releases in form and substance satisfactory to Lender in its sole discretion, to be executed by Lender in order to release the Mortgage, the Assignments of Leases and Rents and the UCC Financing Statements from the Condominium Unit to be sold and containing a description of the Condominium Unit to be released, which partial releases shall be prepared by Borrower at Borrower’s expense, subject to Lender’s approval in its reasonable discretion in accordance with this Agreement. If Borrower has not received written objections or approval from Lender within ten (10) days of Lender’s receipt of Borrower’s notice, together with all support documentation reasonably requested by Lender, Borrower shall provide Lender with a second written notice, with a copy of such notice being sent to the attention of Peter Freund, Esq. at Corus Bank, N.A., together with the initial Lender addressees set forth in Section 17.3 hereof. If Borrower has not received written objections, approval or a request for additional information from Lender within ten (10) days of such second written notice, such documents shall be deemed approved by Lender.

(b)           At least thirty (30) days prior to the date of the Mass Closing, Borrower shall have provided to Lender and Lender shall have approved the Offering Materials which Offering Materials shall contain all documents and instruments by which Condominium Units will be transferred to purchasers, including, without limitation, the Declaration pursuant to which the Land shall be converted to the Condominium Units; the By-Laws and other governing instruments pursuant to which the association of owners of such Condominium Units shall be created and governed; and the forms of the purchase agreement and deed by which the Condominium Units shall be conveyed to Condominium Unit purchasers. If Borrower has not received written objections or approval from Lender within ten (10) days of Lender’s receipt of the Offering Materials, together with all support documentation reasonably requested by Lender, Borrower shall provide Lender with a written notice requesting approval, with a copy of such notice being sent to the attention of Peter Freund, Esq. at Corus Bank, N.A., together with the initial Lender addressees set forth in Section 17.3 hereof. If Borrower has not received written objections, approval or a request for additional information from Lender within ten (10) days of such written notice, the Offering Materials shall be deemed approved by Lender.

(c)           Borrower shall have filed and recorded the Declaration in accordance with the provisions of Section 9.1, and contemporaneously therewith, Lender shall have executed a document or documents, prepared by Borrower at Borrower’s expense but subject to Lender’s approval in its reasonable discretion, subordinating the lien of the Mortgage, the Assignment of Leases and Rents and the UCC Financing Statements to the Declaration and the By-Laws and floor plans filed in connection with the Declaration.

(d)           No Event of Default shall have occurred and be continuing under the Loan Documents.

(e)           Borrower shall have satisfied any other conditions required to be satisfied prior to such transfer of title pursuant to the Loan Documents, the Offering Materials or applicable Laws.

(f)            No later than fifteen (15) days prior to the date of the first Condominium Unit closing, Borrower shall have provided Lender with evidence acceptable to Lender in its sole discretion evidence that (i) Borrower has signed copies of at least eighty (80) Valid Sale Contracts that indicate that Borrower will be in a position to perform the Mass Closing; (ii) Borrower shall be able to close on at least thirty (30) Condominium Units within twenty-five (25) days of the first Condominium Unit closing (“Initial Units”) and (iii) Borrower shall be able to close on an additional fifty (50) Condominium Units (“Additional Units”) within ninety (90) days of the first Condominium Unit closing with each and every Condominium Unit sale involved in the Mass Closing (A) having a gross sales price of at least ninety-five percent (95%) of the Minimum List Price (exclusive of any Upgrades) and (B) generating proceeds meeting the requirements of Section 9.4. Such proof shall include, without limitation, executed Valid Sale Contracts, a supporting sales schedule and a schedule of closing dates. The satisfaction and consummation of each of the foregoing items (i), (ii) and (iii) (including the closing and conveyance of the Initial Units and the Additional Units within the time periods set forth above and the payment of the Release Price or Reduced Release Price to Lender with respect to such Initial Units and Additional Units as set forth below in Section 9.4) shall constitute the “Mass Closing Requirement.” Borrower shall satisfy the Mass Closing Requirement on or before the date which is eight (8) months after the Closing Date, subject to Force Majeure, provided, however, during any such extension as a result of Force Majeure, the Loan will be kept In Balance as required under Section 7.1 hereof. Borrower shall make a principal reduction (without any Prepayment Fee (as defined in the Note)) of $7,000,000 (the “Mass Closing Principal Reduction”) within ten (10) Business Days of the date which is eight (8) months after the Closing Date, unless Borrower has satisfied the Mass Closing Requirement. Such Mass Closing Principal Reduction shall be from Outside Sources. The failure of Borrower to make the Mass Closing Principal Reduction shall constitute an Event of Default under this Agreement, and shall allow Lender to invoke one or more of its remedies under the Loan Documents, including, without limitation, accelerating the Loan and/or charging interest at the Default Rate. Notwithstanding the foregoing Event of Default, Lender may at its sole and absolute discretion allow closings to occur and principal reductions from the release of Condominium Units in accordance with this Agreement without prejudice to its right to pursue any or all of its remedies under the Loan Documents at any time.

Section 9.4 Release of Units.

(a)           In the event of the consummation of a sale of a Condominium Unit (which shall be permitted only upon and after the events described in Section 9.3 shall have occurred) and so long as the Mass Closing shall have occurred or shall be occurring in connection with such Condominium Unit sale or the Mass Closing Requirement shall have been satisfied, as the case may be, Lender shall release the Condominium Unit and its appurtenant undivided interest in the common elements of the Condominium, from the lien of the Mortgage, the Assignment of Leases and Rents and the UCC Financing Statements provided that Lender shall have received an amount equal to the Release Price (as defined in Section 9.4(b) below). In order that the matter be free from doubt, Borrower acknowledges and agrees that Lender shall have no obligation to release any individual Condominium Units from the lien of the Mortgage and the security interest of any of the other Loan Documents unless Lender has received evidence that the release is part of a group of sales which will accomplish the Mass Closing as described in

Section 9.3(f) or the Mass Closing shall have occurred or the Mass Closing Requirement shall have been satisfied, as the case may be.

(b)           As used herein, the term “Release Price” shall mean the following: (A) for individual Garage Spaces, the greater of (i) 100% of the Net Sale Proceeds or (ii) $13,000; (B) for individual Carport Spaces, the greater of (i) 100% of the Net Sale Proceeds or (ii) $3,000; and (C) for Condominium Units, the greatest of: (i) 100% of the Net Sale Proceeds, or (ii) 91% of the Gross Sale Proceeds plus 100% of any Upgrade Profit associated with such Condominium Unit or (iii) 90% of the Minimum List Price plus any Upgrade Profit associated with such Condominium Unit. Notwithstanding the foregoing, provided the Mass Closing Requirement shall have been satisfied and so long as no Event of Default has occurred and is continuing under the Loan, the Release Price for each remaining Condominium Unit shall be reduced (the “Reduced Release Price”) in accordance with the table set forth below when the Total Remaining Exposure Percentage is reduced. For purposes of this subsection “Total Remaining Exposure Percentage” shall mean the Total Remaining Exposure as a percentage of the Remaining Units Value.

Total Remaining Exposure
Percentage	Reduced Release Price
55%	85% of Minimum List Price
50%	80% of Minimum List Price
45%	75% of Minimum List Price
25%	50% of Minimum List Price

(c)            In the event that at any time during Loan Term: (i) the Obligations are reduced to zero and (ii) any portion of the Loan remains unfunded, the Release Price or Reduced Release Price, as the case may be, shall continue to be remitted to Lender but such amounts shall be placed in an interest-bearing account (with interest at Lender’s “ultimate money market” interest rate) established with Lender (the “Release Escrow”) as additional security for the Loan, and the proceeds therein shall be applied to reduce the Obligations as subsequent Advances of the Loan are disbursed. In the event that at any time the Lender’s unfunded commitment is terminated for any reason and all of the Obligations have been irrevocably paid in full, the proceeds held in the Release Escrow shall be released to Borrower and/or Mezzanine Lender.

Section 9.5 Application of Release Prices.

(a)           Immediately upon the closing of any sale of a Condominium Unit, Borrower shall remit to Lender the Release Price or Reduced Release Price, as the case may be, and Lender shall release the Condominium Unit from the lien of the Mortgage.

(b)           Provided no Event of Default shall have occurred and be continuing hereunder or under any other Loan Document, the Release Price or Reduced Release Price, as the case may be, payments received by Lender pursuant to Section 9.5(a) shall be applied or paid on the date such funds are immediately available to Lender, as follows:

(i)            First to repayment of the principal amount of the Loan until such principal shall have been fully paid;

(ii)           Then, to pay any other Obligations.

Upon the occurrence of an Event of Default, and in addition to all other rights, powers and remedies of Lender hereunder or under any other Loan Document, Lender may, at its option, apply all amounts paid to Lender under this Agreement, the Note or any other Loan Document in such order and manner as Lender may elect in its sole discretion.

Section 9.6 Prohibition on Sale or Refinance.  Neither the Project nor any component thereof (including any appurtenant unit thereof), nor any interest therein, may be transferred, conveyed, sold or refinanced, except in accordance with the express provisions of this Agreement, and no subordinate financing or replacement financing (except as permitted in the Note) of the Project may be effected unless Lender in its sole discretion consents thereto in writing. Except as otherwise expressly provided in this Agreement (including Section 14.1(b)), any sale, transfer or assignment of a membership interest in Borrower without the prior written approval of Lender shall, at the option of Lender, constitute an Event of Default under the Loan, in which event, Lender may declare the entire indebtedness to be immediately due and payable and foreclose immediately or at any time after such Event of Default occurs. In addition, once approved by Lender (which shall be deemed effective as of the Closing Date), there shall be no material modification of the ownership, management or economic interest of the parties constituting the Borrower, whether direct or indirect, without Lender’s prior written consent, except for a Permitted Transfer.

Section 9.7 Upgrades.  In the event a Valid Sale Contract contains Upgrades and the deposit (“Upgrade Deposits”) for the cost of such Upgrades made by the Condominium Unit purchaser is insufficient to cover the costs of such Upgrades, the Loan will be considered “out of balance” (as more particularly described in Section 7.1 hereof) in the amount of the shortfall and shall require a deposit of an Additional Equity Contribution. Such Additional Equity Contribution shall be made no later than forty-five (45) days after the date of the execution of the Valid Sale Contract containing the Upgrade.

ARTICLE 10

TAX ESCROW

Section 10.1 Deposits for Taxes.  Beginning on the thirteenth (13th) month anniversary of the Closing Date and on the first (lst) day of each and every month thereafter, Borrower shall, in order to assure that there are sufficient funds to pay Taxes as and when the same shall become due and payable, deposit with Lender in a non-interest bearing account (the “Tax Escrow Account”) an amount equal to one-twelfth (1/12) of 100% of the annual Taxes next to become due upon the Real Estate; provided that in the case of the first such deposit, there shall be deposited, in addition, an amount which, when added to the aggregate amount of monthly sums next payable under this Section 10.1, will result in a sufficient reserve to pay the Taxes next becoming due one month prior to the date when such Taxes are, in fact, due and payable pursuant to applicable Laws. The amount of such deposits (herein generally called “Tax Deposits”) shall be based upon Lender’s reasonable estimate as to the amount of Taxes next to be payable. Failure of the Borrower to make such Tax Deposits shall constitute an Event of Default under the Loan.

Section 10.2 Application of Tax Deposit.

(a)            The monthly Tax Deposit shall be paid in a payment each month, to be applied, so long as no Event of Default has occurred hereunder and is continuing, to payment of Taxes.

(b)           It shall be the responsibility of Borrower to furnish Lender with the bills for the Taxes not later than thirty (30) days prior to the date on which the same are due and payable in order for such bills to be timely paid when due and payable. If the total Tax Deposit on hand shall not be sufficient to pay all of the Taxes when the same shall become due, then Borrower shall deliver to Lender at the time of the submission of the bills to Lender as above an amount equal to the deficiency. If the total of such Tax Deposit exceeds the amount required to pay the Taxes, such excess shall be credited against subsequent payments to be made for such deposits.

(c)            Upon the occurrence and continuance of an Event of Default hereunder, and in addition to all other rights, powers and remedies of Lender hereunder or under any other Loan Document, Lender may, at its option, without being required do to so and to the extent permitted by law, apply any Tax Deposits on hand to any of the Obligations, in such order and manner as Lender may elect in its discretion. When the Obligations have been fully paid and performed, as the case may be, any remaining Tax Deposits shall be paid to Borrower. All Tax Deposits are hereby pledged as additional security for the Obligations, and shall be held by Lender to be irrevocably applied for the purposes for which made as herein provided, and shall not be subject to the direction or control of Borrower.

(d)           Provided that Borrower shall furnish the bills for the Taxes and the amount of any deficiency on or before the time required for such delivery as provided in Section 10.2(b) hereof, and so long as no Event of Default has occurred and be continuing, Lender shall use its reasonable efforts to cause such bills to be paid on or before the dates on which the bills are due and payable in order to take advantage of the maximum allowable discount without premium or penalty, and if Lender fails to timely pay the Taxes under those circumstances, Lender shall be responsible for penalties and interest assessed for late payments.

ARTICLE 11

BORROWER’S ADDITIONAL COVENANTS

Borrower further covenants and agrees as follows:

Section 11.1 Construction Documents.  Borrower will not (i) default under the terms of the Construction Documents, if any, in any manner which would permit the Contractor party to any such Construction Documents to terminate such Construction Documents, (ii) waive any of the material obligations of any contractor thereunder, (iii) do any act which would relieve any contractor from its material obligations under its applicable Construction Documents, or (iv) make any amendments to any Construction Documents, without the prior written consent of Lender which consent shall not be unreasonably withheld.

Section 11.2 Inspection by Lender.  Borrower will cooperate (and will cause its agents and independent contractors to cooperate) with Lender in arranging the inspections of the Project or any part thereof or any of the other Collateral by Lender and its agents and representatives at such reasonable times as Lender shall determine in its reasonable discretion upon prior notice to Borrower.

Section 11.3 Mechanics’ Liens Contest Thereof; Other Liens.  Borrower will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Project or the Land, and will promptly discharge the same if any claims for lien or any proceedings for the enforcement thereof are filed or commenced; provided, however, that Borrower shall have the right to contest in good faith and with due diligence the validity of any such lien or claim upon furnishing to Lender a bond covering such contested mechanics lien in form, scope and substance reasonably satisfactory to Lender (and from a bonding company approved by Lender in its reasonable judgment) or by furnishing the Title Insurer such security or indemnity as it may require to induce the Title Insurer to issue an endorsement to the Title Policy insuring against all such claims, liens or proceedings. Except for the Permitted Exceptions and as expressly permitted by this Agreement or the other Loan Documents, Borrower shall not cause, create, suffer or otherwise permit to exist, any lien, security interest, or other encumbrance against the Project, the Land or any other Collateral.

Section 11.4 Settlement of Mechanics’ Lien Claims.  If Borrower shall fail promptly to discharge any mechanics’ lien claim filed or otherwise asserted or to contest any such claims and give security or indemnity in the manner provided in Section 11.3 hereof, or, having commenced to contest the same, and having given such security or indemnity, shall thereafter fail to prosecute such contest in good faith or with due diligence, or fail to maintain such indemnity or security so required by the Title Insurer for its full amount, or, upon adverse conclusion of any such contest, shall fail to cause any judgment or decree to be satisfied and lien to be promptly released, then, and in any such event, Lender may at its election (but shall not be required to), with prior written notice to Borrower (i) procure the release and discharge of any such claim and any judgment or decree thereon, without inquiring into or investigating the amount, validity or enforceability of such lien or claim and (ii) effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Insurer, and any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute advances under the Note.

Section 11.5 Commencement and Completion of Construction.  During the Loan Term, Borrower shall meet the following deadlines with respect to the Project: (i) Borrower shall commence the Work within thirty (30) days of the Closing Date; (ii) Borrower shall file any and all forms and applications that are required to receive the necessary Governmental Approvals to sell the Condominium Units within sixty (60) days of the Closing Date; and (iii) Borrower shall complete the Project according to the Scope of Renovation and Approved Plans no later than the twelve (12) month anniversary of the Closing Date, subject to Force Majeure. Borrower shall proceed diligently and make regular progress toward completion of the Project, which progress shall be reviewed and approved by Lender in its sole discretion. The failure of Borrower to comply with this Section 11.5 shall constitute an immediate Event of Default under the Loan and Lender shall have the right to terminate any obligations to fund additional Loan proceeds.

Section 11.6 Renewal of Insurance. Borrower shall timely pay premiums on all insurance policies required under this Agreement or under any other Loan Document from time to time; and when and as additional insurance is required from time to time during the Loan Term and when and as any policies of insurance may expire, (i) prior to the expiration of any such policies furnish to Lender evidence of their renewal and (ii) not later than thirty (30) days following the renewal of such policies furnish to Lender, additional and renewal insurance policies (or certified copies thereof) issued by companies, and with coverage and amounts, reasonably satisfactory to Lender. In the event of Borrower’s Default under this Section 11.6 or Article 8 hereof, or if an Event of Default shall occur and be continuing under this Agreement or under any of the Loan Documents, Lender shall have the right (but not the obligation) to place and maintain insurance required to be placed and maintained by Borrower hereunder and treat the amounts expended therefor as additional indebtedness hereunder and under the Note.

Section 11.7  Payment of Taxes.  If at any time the monthly Tax Deposit is insufficient to pay all of the Taxes when the same shall become due, then Borrower shall pay such amount as required by Lender to pay all Taxes upon or with respect to the Project or any part thereof when same are due and payable, but subject to any right to contest such Taxes as expressly permitted by the Mortgage and in the manner expressly permitted by the Mortgage.

Section 11.8  Personal Property.  (i) All of Borrower’s personal property, attachments and equipment located on or used in connection with the Project shall always be located at the Project, except as expressly permitted by the terms of this Agreement, and shall also be kept free and clear of all chattel mortgages, conditional vendor’s liens and all other liens, encumbrances and security interests of any kind whatever (other than as expressly permitted hereunder or as otherwise approved by Lender in writing), and (ii) Borrower shall, from time to time upon request by Lender, furnish Lender with evidence of such ownership satisfactory to Lender, including searches of applicable public records. Borrower shall have the right to sell obsolete or damaged and unusable tangible personal property, so long as all of the proceeds thereof shall be used to replace such tangible personal property or to pay the Obligations.

Section 11.9  Proceedings.  If any Proceedings are filed seeking to enjoin or otherwise prevent or declare unlawful the conversion to a condominium regime, use, occupancy, operation or maintenance of the Project or any portion thereof, or any other proceedings of the nature described in Section 5.1(g) of this Agreement are filed, Borrower shall give immediate notice thereof to Lender and, to the extent permitted by law and at its sole expense (i) cause such proceedings to be vigorously contested in good faith and (ii) in the event of an adverse ruling or decision, prosecute all good faith and allowable appeals therefrom. Without limiting the generality of the foregoing, Borrower shall resist the entry or seek the stay of any temporary or permanent injunction that may be entered and use its best efforts to bring about a favorable and speedy disposition of all such proceedings, as well as any other proceedings of the nature described in Section 5.1(g) of this Agreement.

Section 11.10  Post-Construction Alterations.  Other than the Work, Borrower shall not make any material alterations to the Project without the prior written consent of Lender.

Section 11.11  Lender’s Action for its Own Protection Only.  The authority herein conferred upon Lender, and any action taken by Lender, to inspect the Project, to approve contracts, and all other documents and instruments submitted to Lender, will be exercised and taken by Lender and any of Lender’s agents or independent contractors retained by Lender for such purposes as aforesaid for their own protection only and may not be relied upon by Borrower or any other party for any purposes whatever; and neither Lender nor any of Lender’s agents or independent contractors shall be deemed to have assumed any responsibility to Borrower or any other party with respect to any such action herein authorized or taken by Lender or such agents or independent contractors. Any review, investigation or inspection conducted by Lender or any agent or representative of Lender in order to verify independently Borrower’s satisfaction of any conditions precedent to the closing of the Loan under this Agreement, Borrower’s performance of any of the covenants, agreements and obligations of Borrower under this Agreement or under any of the other Loan Documents, or the truth of any representations and warranties made by Borrower hereunder or under any of the other Loan Documents (regardless of whether or not the party conducting such review, investigation or inspection should have discovered that any of such conditions precedent were not satisfied or that any such covenants, agreements or obligations were not performed or that any such representations or warranties were not true), shall not affect (or constitute a waiver by Lender of) (i) any of Borrower’s representations and warranties under this Agreement or Lender’s reliance thereon, or (ii) Lender’s reliance upon any certifications of Borrower or any other person or entity required under this Agreement or any other facts, information or reports furnished to Lender by Borrower or other parties hereunder.

Section 11.12  Furnishing Information. Borrower will:

(a)            promptly supply Lender with such information concerning its affairs and properties relating to the ownership, conversion to a condominium regime, use, occupancy, operation and maintenance of the Project and the Land as Lender may hereafter request from time to time, including, without limiting the generality of the foregoing, copies of such utility bills, real estate tax bills and insurance bills as Lender may request;

(b)            promptly notify Lender of any condition or event which constitutes a Default or an Event of Default of any term, condition, warranty, representation or provision of this Agreement or of any of the other Loan Documents; and

(c)            promptly notify Lender of any material adverse financial change with respect to Borrower or Guarantors or in connection with the operation of the Project.

Section 11.13  Documents of Further Assurance.  Borrower shall, from time to time, upon Lender’s reasonable request, execute, deliver, record and furnish such documents as Lender may reasonably deem necessary or desirable to (i) perfect and maintain perfected as valid liens upon the Project, the Land and the other Collateral, the liens granted by Borrower to Lender under the Mortgage and the other Loan Documents as contemplated by this Agreement, (ii) correct any errors of a typographical nature or inconsistencies which may be contained in any of the other Loan Documents, and (iii) consummate fully the transaction contemplated under this Agreement.

Section 11.14  Furnishing Reports.  Borrower shall, upon request by Lender, provide Lender promptly after receipt with copies of all material written inspections, reports, test results, and management reports received by Borrower from time to time from its employees, agents, representatives, architects, engineers, contractors and any other parties involved in the operation, maintenance and conversion to a condominium regime of the Project, which in any way relate to the Project, the operation of the Project, or any part thereof, including, without limitation, the ADA Plan and the budget for same.

Section 11.15  Leases and Lease Reports.

(a)            Borrower shall not enter into any Leases without Lender’s prior written consent. Borrower shall not modify, amend, supplement, waive any material provision of, terminate or cancel any Leases of space in the Project: (a) except for a termination or cancellation of any Lease under which the tenant thereof is in default thereunder, (b) except for a modification, amendment, supplement, termination or cancellation which is, in Borrower’s commercially reasonable judgment, in furtherance of the conversion of the Project to a condominium regime and (c) except for Leases of the Condominium Units for a period of time and upon such terms as comport with the schedule for the conversion and sale of such Condominium Units. In addition, any new Leases or modifications to existing leases shall be pursuant to the standard form of Lease approved by Lender. All Leases shall have terms of no more than twelve (12) months. All space tenants shall be required at Lender’s election to execute estoppel certificates and subordination, non-disturbance and attornment agreements in the scope, form, substance and legal sufficiency as Lender shall determine.

(b)            In the event there is a letter of credit given by a tenant to Borrower, such letter of credit shall be assigned and delivered to, and held by, Lender, subject to the applicable restrictions on the use or liquidation of such instruments as are set forth in the applicable Lease. The security interest in the letter of credit must be perfected by the issuing bank (and any intermediaty bank) acknowledging that the proceeds of any draw shall be paid to Lender. The form of such assignment shall be satisfactory to Lender in its reasonable discretion. In the event of a default under a Lease secured by a letter of credit or other security, Borrower shall be allowed by the Lease and required by this provision of the Loan Agreement to draw upon the letter of credit or the other security, as the case may be, to the extent permitted by the Lease and deposit the proceeds into a pledged account with Lender, disbursements from which will be made only for Project expenditures such as debt service, operating expenses, tenant improvements and leasing commissions for new/placement tenants.

Section 11.16  Furnishing Notices.  Borrower shall deliver to Lender copies of all default notices received or given by Borrower (or its agents or representatives) under any of the Leases, Permits, and Agreements, within three (3) Business Days after such notice is given or received, as the case may be. Borrower shall also provide Lender with copies of all notices pertaining to the Project or any part thereof received by Borrower or any of Borrower’s agents or employees from any Governmental Authority or from any insurance company providing insurance on any of the Project and all other material notices, within three (3) Business Days after such notices are received.

Section 11.17  Correction of Defects.  Within five (5) days after Borrower acquires knowledge of or is given notice of a material defect in the Project or any departure from other requirements of this Agreement, Borrower will proceed with diligence to correct all such defects and departures. Borrower shall complete such corrections within thirty (30) days after Borrower acquires such knowledge or is given such notice, or, if such corrections cannot reasonably be completed within thirty (30) days, such additional period of time as it shall take with diligence to complete such corrections. Upon Borrower acquiring knowledge of such defect (other than as a result of written notice to Borrower from Lender), Borrower shall promptly advise Lender in writing of such matter and the measures being taken to make such corrections along with an estimate of the time of completion.

Section 11.18  No Additional Debt.  Borrower shall not, without the prior written consent of Lender, create, incur, assume, guarantee or be or remain liable for any indebtedness (whether personal or nonrecourse, secured or unsecured, and whether owed to a third party or to an Affiliate) other than:

(a)            Indebtedness to Lender arising under this Agreement, the Note or any of the other Loan Documents;

(b)            Customary and necessary trade payables in respect of the Project reasonably incurred in the ordinary course of business, but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)            Indebtedness in respect of Taxes to the extent that payment therefore shall not, at the time, be required to be made in accordance with the provisions of Section 11.7 hereof (but nothing contained in this paragraph shall be construed to permit Borrower to borrow funds or incur other indebtedness to pay such Taxes); and

(d)            The Mezzanine Loan; and

(e)            The Subordinate Loan.

Section 11.19  Permits.  Borrower shall keep all Permits which are necessary under applicable Laws in order to commence, perform and complete the conversion of the Project to a condominium regime in full force and effect, shall promptly comply with all conditions thereof, and shall promptly deliver to Lender copies of all material notices sent or received by Borrower or Borrower’s agents in connection with the Permits or matters pertaining thereto. Borrower shall timely apply for and shall obtain all Permits which are necessary to use, occupy, operate and maintain the Project as a residential condominium facility under all applicable Laws. Once issued, Borrower shall keep all Permits in full force and effect, shall promptly comply with all conditions thereof, and shall promptly deliver to Lender copies of all material notices sent or received by Borrower or Borrower’s agents in connection with the Permits or matters pertaining thereto.

Section 11.20  Indemnification.  Borrower shall indemnify, defend and hold Lender harmless from and against all claims, injury, damage, loss, costs, including reasonable attorneys’ fees (based upon services rendered at hourly rates) and costs, and liability of any and every kind to any persons or property by reason of (i) the ownership, use, operation, maintenance or conversion to a condominium regime of the Project; (ii) any other action or inaction by, or matter which is the responsibility of, Borrower; and (iii) the breach of any representation or warranty or failure to fulfill any of Borrower’s obligations under this Agreement or any other Loan Document unless caused solely by Lender’s gross negligence or willful misconduct.

Section 11.21  Prohibition Against Distributions.  Borrower shall make no Distributions until after the Obligations are paid in full. Notwithstanding the foregoing, once the Total Remaining Exposure Percentage has been met in accordance with Section 9.4(b) hereof, Borrower shall be entitled to make Distributions in the amount of proceeds from the sale of any Condominium Unit in excess of the applicable Reduced Release Price.

Section 11.22  Insurance Reporting Requirements.  Borrower shall promptly notify the insurance carrier or agent therefor (with a copy of such notification being provided to Lender) if there is any increase in hazard relating to the Project, or transfer of title to the Project or any part thereof.

Section 11.23  Compliance With Laws; ADA.  Borrower shall promptly comply with all applicable Laws, including, without limitation, the ADA (to the extent applicable to the Project), together with all notices to correct all violations thereof from any Governmental Authority having jurisdiction over Borrower or the Project.

Section 11.24  Organizational Documents.  Without the prior written consent of Lender (which consent shall not be unreasonably withheld), Borrower shall not permit or suffer any amendment or modification of its Organizational Documents (except when solely related to a Permitted Transfer) in any material respect or which has any adverse impact on Lender or the security provided to Lender pursuant to this Agreement and the other Loan Documents and shall not permit or suffer the issuance of any new interests in Borrower or the transfer of any of the interests in Borrower. Borrower shall provide to Lender copies of all amendments to its Organizational Documents that do not require the consent of Lender within five (5) days after execution. Lender shall notify Borrower of its approval or disapproval of any changes to Borrower’s Organizational Documents requiring Lender’s approval within fifteen (15) Business Days following Lender’s receipt of any proposed amendment, together with sufficient information to enable Lender to evaluate such proposed amendments.

Section 11.25  Lost Note.  Borrower shall, if the Note is mutilated, destroyed, lost, or stolen, promptly deliver to Lender, in substitution therefor, a new promissory note containing the same terms and conditions as the Note mutilated, destroyed, lost, or stolen, and with a notation thereon of the unpaid principal and accrued and unpaid interest. Borrower shall provide fifteen (15) days’ prior notice to Lender before making any duplicate payments to any third parties claiming payments under the lost Note.

Section 11.26  Hazardous Material.  Borrower shall keep the Land free of any Hazardous Material contamination except (i) for such Hazardous Material used in the ordinary course of operations of the Project and in compliance with all Environmental Laws and (ii) with respect to the existence of mold specifically disclosed to Lender, which shall be promptly remediated in accordance with the Remediation Plan. Borrower shall comply with any and all Laws with respect to the discharge and removal of Hazardous Material, shall pay immediately when due the costs of removal of any such Hazardous Material, and shall keep the Project and Land free of any lien imposed pursuant to such Laws. In the event Borrower fails to do so within twenty (20) days, after written notice to Borrower, Lender may declare an Event of Default under this Agreement and/or cause the Land to be freed from the Hazardous Material with the cost of the removal added to the indebtedness evidenced by the Note and secured by the

Mortgage (regardless of whether such indebtedness then increases the outstanding balance of the Note to an amount in excess of the face amount thereof). Borrower further agrees not to release or dispose, or allow the release or disposal, of any Hazardous Material at the Land in violation of any applicable Laws. Lender shall have the right at any time during the Loan Term (but not more often than once per annum unless an Event of Default has occurred or Lender has, in Lender’s reasonable judgment, reasonable cause to believe that either a release of Hazardous Materials or a violation of Environmental Laws has occurred on or with respect to the Land), following notice to Borrower, to conduct an environmental audit of the Land and Borrower shall cooperate in the conduct of such environmental audit. Borrower shall give Lender and its agents and its employees access to the Land to remove Hazardous Material and Borrower agrees to indemnify and hold Lender free and harmless from and against all loss, costs, including reasonable attorneys’ fees (based upon services rendered at hourly rates) and costs, damage (including consequential damages), and expenses Lender may sustain by reason of the assertion against Lender by any party of any claim in connection with such Hazardous Material. The foregoing indemnification shall survive repayment of the Note, and shall be in addition to the separate indemnity and other agreements contained in the environmental remediation and indemnification agreement executed and delivered by Borrower on the Closing Date.

Section 11.27  Asbestos.  Borrower shall not install nor permit to be installed in the Project any product or material containing more than 0.1 percent asbestos by weight that when dry, may be crumbled, pulverized or reduced to powder by hand pressure or any substance containing asbestos and deemed hazardous by Laws respecting such material, and with respect to any such material currently present in the Project shall promptly either (a) remove any material which such Laws deem hazardous and require to be removed or (b) otherwise comply with such federal and state Laws, at Borrower’s expense and sole risk. If Borrower shall fail to so remove or otherwise comply, Lender may declare an Event of Default under this Agreement and/or do whatever is necessary to eliminate said substances from the Project or otherwise comply with applicable Laws, and the costs thereof shall be added to the indebtedness evidenced by the Note and secured by the Mortgage (regardless of whether such indebtedness then increases the outstanding balance of the Note to an amount in excess of the face amount thereof). Borrower shall give Lender and its agents and employees access to the Project to remove such asbestos or substances. Borrower shall defend, indemnify, and save Lender harmless from all loss, costs, including attorneys’ fees (based upon services rendered at hourly rates) and costs, damages (including consequential damages) and expenses asserted or proven against Lender by any party, as a result of the presence of such substances, and any removal or compliance with Laws. The foregoing indemnification shall survive repayment of the Note.

Section 11.28  Transactions with Affiliates.  Borrower shall not enter into, or be a party to, any transaction with respect to the Project with any Affiliate, except in the ordinary course of business and except upon fair and reasonable terms which are fully disclosed to Lender and consented to in writing by Lender in its sole discretion, and such terms are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate. In seeking approval of any transaction with an Affiliate, Borrower shall disclose to Lender and identify such proposed transaction as an Affiliate transaction. Notwithstanding the foregoing, Lender acknowledges that the sales agent for the Condominium Units and the Property Manager may be Affiliates of Borrower.

Section 11.29  Single Purpose Entitv.  So long as the Obligations are outstanding, Borrower hereby covenants and agrees that it shall:

(a)            not own any asset or property other than (i) the Project, and (ii) incidental personal property relating to the ownership or operation of the Project;

(b)            not enter into any contract, agreement or other undertaking to provide services to any Person (other than the lessees under the Leases);

(c)            in its operating agreement, limit its purpose to the acquiring, converting to a condominium regime, owning, operating, maintaining and leasing the Project and selling the Condominium Units, and other lawful activities incidental thereto;

(d)            not engage in any business other than the acquisition, conversion to a condominium regime, ownership, operation, maintenance and leasing of the Project and selling the Condominium Units, and other lawful activities incidental thereto;

(e)            not make any loans or advances to any Person;

(f)             shall not own a subsidiary and shall not acquire obligations or securities of its Affiliates or any other Person;

(g)            pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets as the same shall become due;

(h)            do all things necessary to observe organizational formalities and preserve its existence, and shall not amend, modify or otherwise change any of its Organizational Documents of Borrower in any manner not permitted by the provisions of Section 11.24 hereof without the prior written consent of Lender;

(i)             maintain all of its books, records, financial statements and bank accounts separate from those of any other Person and shall file its own tax returns;

(j)             be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity, shall conduct business in its own name, shall not identify itself as a division or part of any other Person and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks;

(k)            maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(l)             not seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part, of Borrower, nor transfer or otherwise dispose of all or substantially all of its assets other than in connection with the sale of Condominium Units as provided herein;

(m)           not commingle the funds and other assets of Borrower with those of any other Person;

(n)           maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(o)           not hold itself out to be responsible for the debts or obligations of any other Person and shall not assume, guarantee or pay the debts or obligations of any other Person;

(p)           prepare separate tax returns and financial statements, or if part of a consolidated group, then Borrower shall be shown as a separate member of such group;

(q)           allocate and charge fairly and reasonably any common employee or overhead shared with any other Person; and

(r)            transact all business with Affiliates on an arm’s length basis as required by Section 11.28.

The members of the Borrower have not and will not: (1) advance or contribute property to Borrower other than by way of a capital contribution or a loan permitted by Borrower’s Organizational Documents, or (2) accept or cause to be made any transfer or distribution of Borrower’s assets to any of Borrower’s constituent members in respect of their ownership of Borrower (other than in cash or cash-equivalents, permitted by the terms of this Agreement, and pursuant to duly authorized actions of Borrower taken in accordance with applicable Laws).

Section 11.30  Contracts.  Borrower shall not enter into any leasing, service, parking, maintenance, management, leases or purchase agreements of equipment (whether as an installment sale or otherwise), or other contract or agreement relating to the Project or the operation and maintenance thereof which requires expenditures in excess of $50,000 in the aggregate in any one year period, or, with respect to purchase agreements for equipment, which are for a purchase price in excess of $50,000 in the aggregate, without the prior written consent of Lender (which consent shall not be unreasonably withheld). All such contracts, leases and agreements (other than equipment purchase agreements) shall provide, or Borrower will deliver a letter, in form and substance satisfactory to Lender (which approval shall not be unreasonably withheld), executed by the other party to said agreement to the effect, that upon the occurrence of an Event of Default hereunder, or under the Loan, or any of the other Loan Documents, and Lender’s acquisition and/or obtaining control of the Project, through foreclosure, sale or other means, such agreement either shall not be binding upon Lender or the Project or any part thereof or shall terminate upon Lender’s request at no cost to Lender, upon prior notice of not more than ninety (90) days.

Section 11.31  Financial Reporting.  Borrower shall keep and maintain at Borrower’s sole cost and expense complete and accurate books and records on a cash basis and Borrower shall report its operations for tax purposes on accrual basis method. The fiscal year of Borrower shall end on December 31 of each year, unless a different fiscal year shall be required by the Internal Revenue Code. Borrower shall permit Lender and any authorized representatives of Lender to have reasonable access to and to inspect, examine and make copies of the books and records, any and all accounts, data and other documents of Borrower at all reasonable times upon the giving of reasonable notice of such intent. In addition, in the event that any Default, adverse litigation or material adverse change occurs in the financial condition of Borrower, then Borrower shall promptly notify Lender of such occurrence.

(a)            Borrower will prepare, at Borrower’s sole cost and expense, and furnish to Lender all financial information related to the Project as Lender shall determine in its reasonable judgment, including, without limitation:

(i)             within thirty (30) calendar days after the end of each calendar month, (A) an unaudited income statement of Borrower for the prior calendar month on an accrual basis setting forth all Gross Sale Proceeds and Rents received during such month, and an unaudited expense statement, (B) a current rent roll as of the first day of such calendar month (if there are any tenants of the Land or any part thereof), (C) a current list of all agreements relating to or pertaining to services to the Project or the conversion, management, operation, sale, and leasing, of the Project, including, without limitation, any Purchase Agreements, together with complete copies of all such Purchase Agreements, and (D) a summary of all activities undertaken in regard to the Project, including a summary of all conversion expenses paid during such month, together with copies of any permits obtained by Borrower, (E) a summary of any sale of Condominium Units at the Project during such month, including a description of the Gross Sale Proceeds and the Approved Closing Costs, and (F) a statement of the current balance of the tenant security account, if any, together with a list of all tenants whose deposits are held thereunder and the current balance for each such tenant.

(ii)            within thirty (30) calendar days after the end of each fiscal quarter of Borrower (A) unless such fiscal quarter is the last fiscal quarter of any fiscal year of Borrower, (1) an unaudited balance sheet of Borrower dated as of the end of such fiscal quarter on a GAAP basis, (2) an unaudited related income statement of Borrower for such fiscal quarter on a GAAP basis, (3) an unaudited statement of cash flows for such fiscal quarter on a GAAP basis, and (4) an unaudited statement of member’s capital on a GAAP basis and (B) a status report of Borrower’s activities during such fiscal quarter reflecting summary descriptions of material additions to, material dispositions of the Premises during such fiscal quarter, all of which shall be certified by Guarantors as being, to the best of Guarantors’ knowledge, true and correct as of such date.

(iii)           by no later than February 15 after the end of each fiscal year (A) an unaudited cumulative income statement of Borrower for the prior fiscal year on an accrual basis setting forth all Gross Sale Proceeds and Rents received during such period, and an unaudited expense statement, (b) a summary of all activities undertaken in regard to the conversion to a condominium regime of the Improvements during such previous fiscal year, including a summary of all conversion expenses paid during such period, together with copies of any permits obtained by Borrower, and (c) a summary of any sales of Condominium Units at the Project during such period, including a description of the Gross Sale Proceeds and the Approved Closing Costs.

(iv)           within sixty (60) days of the end of each fiscal year, annual unaudited financial statements for the Borrower and the Guarantors, certified as accurate by an officer of Borrower. The annual financial statements shall include (a) an annual balance sheet of Borrower dated as of the end of such fiscal year, (b) an annual income statement of Borrower for such fiscal year, (c) an annual statement of cash flows for such fiscal year and (d) previously prepared supporting schedules and backup information as reasonably requested by Lender, all of which shall be certified by Guarantors as being, to the best of such Guarantor’s knowledge, true and correct.

(v)            for Borrower, Guarantors and each entity reporting income and expense of the Project, by not later than each April 15, all tax returns and any related tax schedules reasonably requested by Lender (except that if an extension is requested Lender shall be supplied with a copy of the extension request and a copy of the returns as soon as they are filed).

(vi)           Promptly after the end of each fiscal year, but by no later than each February 15, Borrower will cause its accountant to prepare and deliver to Lender a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving Borrower, including, without limitation, all Approved Sales, during the fiscal year as will enable Lender to timely comply with applicable Laws, rules and regulations. Borrower shall prepare such additional financial reports and other information as Lender may reasonably determine are appropriate. Borrower shall supply such additional information and detail as to any time or items contained on any such statement that Lender may reasonably require.

(vii)          Throughout the Loan Term, (i) prior to the closing of any Approved Sale, a draft settlement statement with respect to such Approved Sale, setting forth all amounts to be paid with respect thereto, which draft shall substantially conform to the settlement statement delivered to Lender on the closing date of such Approved Sale; and (ii) any financial information or other information bearing on the financial status of the Loan which is reasonably requested by Lender.

(b)            Borrower shall provide to Lender a monthly verification that the Borrower’s portion of the condominium homeowner’s association dues have been paid.

(c)            Lender may retain an investigator to research the public records and reputation of any principal of Borrower or any Guarantor. Borrower also agrees to make the books and records of the Project available for inspection by Lender. Throughout the Loan Term, Borrower and each Guarantor shall provide any additional financial information or verifications reasonably requested by Lender.

Section 11.32  Use of Proceeds.  Borrower will apply all proceeds of the Loan advanced hereunder solely in accordance with the provisions of this Agreement.

Section 11.33  USA Patriot Act.  Neither Borrower, nor any member of Borrower, nor any Guarantor are (or will be) a Person with whom Lender is restricted from doing business with under regulations of the OFAC of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to

Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such Persons. In addition, Borrower hereby agrees to provide the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

Section 11.34  Homeowner’s Association Dues. Borrower shall pay its portion of homeowner’s association dues on a timely basis.

Section 11.35  Covenant Regarding Remediation Plan.  Borrower shall promptly comply with the terms and conditions of the Remediation Plan and shall meet all deadlines set forth in the Remediation Plan. Failure to comply with the terms and conditions of the Remediation Plan or failure to meet all deadlines set forth in the Remediation Plan shall constitute an Event of Default. Borrower shall cooperate (and will cause its agents and independent contractors to cooperate) with Lender and its consultants in arranging the inspections of the Project or any part thereof by Lender and/or its agents and representatives in order to review Borrower’s progress with regards to the Remediation Plan. Such inspections shall be for Lender’s benefit only and may not be relied upon by Borrower or any other party. Borrower shall, upon request by Lender, provide Lender promptly after receipt with copies of all written inspections, reports, test results and other information received by Borrower or its agents, representatives, employees and any other parties involved in the operation or maintenance of the Project concerning the implementation of the Remediation Plan.

ARTICLE 12

CASUALTY

Section 12.1  Casualty.  Borrower shall give Lender prompt written notice of the occurrence of any casualty affecting the entire Project, or any portion thereof. All insurance proceeds on the Project and all causes of action, claims, compensation, awards and recoveries for any damage to any part of the Project or for any damage or injury to the Project, for any loss or diminution in value of the same or any part thereof, are hereby assigned to and shall be paid to Lender. Lender may participate in any suits or proceedings relating to any such proceeds, causes of action, claims, compensation, awards or recoveries and Lender is hereby authorized, in its own name or in Borrower’s name, to adjust any loss covered by insurance claim or cause of action, and to settle or compromise any claim or cause of action in connection therewith, and Borrower shall from time to time deliver to Lender any instruments required to permit such participation. Lender shall apply any sums received by it under this Section 12.1 first to the payment of all of its out-of-pocket costs and expenses (including, but not limited to, reasonable legal fees and disbursements) incurred in obtaining those sums, and then, Lender may elect, in Lender’s absolute discretion and without regard to the adequacy of Lender’s security, apply the remainder of such sums received pursuant to this Section 12.1 to the payment of the Obligations in whatever order Lender directs in its sole and absolute discretion.

Section 12.2  Pre-Condominium Conversion.  (a) If the damage to the Project (1) occurs prior to the conversion of the Project into a condominium regime pursuant to the Declaration in accordance with all applicable Laws, and (2) occurs prior to the closing of the sale of the first Condominium Unit pursuant to a Valid Sale Contract in accordance with each of terms hereof, including, without limitation, Article 9 hereof, and (3) the cost and expenses to repair such damage to a condition at least equal to the condition existing prior to the casualty causing the loss or damage, as reasonably determined by Lender, is equal to or less than $2,000,000 in the aggregate, and (4) if:

(i)            The insurance claim for the damage is adjusted within ninety (90) days after the occurrence of such damage; and

(ii)           No Event of Default shall have occurred hereunder and be continuing; and

(iii)          the Project can, in Lender’s reasonable judgment, with diligent restoration or repair, be returned to a condition at least equal to the condition thereof that existed prior to the casualty causing the loss or damage within nine (9) months after the receipt of insurance proceeds by either Borrower or Lender and at least nine (9) months prior to the Maturity Date or the current Extension; and

(iv)          all necessary Governmental Approvals can be obtained to allow the rebuilding and reoccupancy of the Project; and

(v)           there are sufficient sums available (through insurance proceeds and contributions by Borrower, the full amount of which shall, at Lender’s option, have been deposited with Lender to be held by Lender in an interest-bearing account) for such restoration or repair (including, without limitation, for any out-of-pocket costs and reasonable expenses of Lender to be incurred in administering payments on account of said restoration or repair) and for payment of all debt service on the Loan to become due and payable during such restoration or repair, and

(vi)          Borrower shall have delivered to Lender, at Borrower’s sole cost and expense, an appraisal report in form and substance satisfactory to Lender appraising the value of the Project as so restored or repaired to be not less than the appraised value of the same considered by Lender in its determination to make the Loan; and

(vii)         the economic feasibility of the Project after such restoration or repair will be such that income from its operation is reasonably anticipated to be sufficient to pay operating expenses of the same and the proportionate share of scheduled debt service on the Loan in full; and

(viii)        Borrower so elects to rebuild or restore by written notice delivered to Lender within sixty (60) days after the occurrence of the casualty,

then Lender shall, solely for the purposes of such restoration or repair, advance so much of the insurance claim proceeds which have been received, and any funds deposited by Borrower therefor, to Borrower for restoration and repair in the manner and upon such terms and conditions as are acceptable to Lender in its reasonable discretion in accordance with Lender’s standard practices regarding construction advances, including, but not limited to, the prior approval by Lender of plans and specifications, contractors and form of construction contracts and the furnishing to Lender of permits, bonds, lien waivers, invoices, receipts and affidavits from contractors and subcontractors in form and substance satisfactory to Lender in its reasonable discretion, with any remainder proportionately allocated for either return to Borrower or for application to a prepayment of the principal of the Loan, as the case may be. The determination of the portion of the remainder allocated for refund to Borrower and the portion of the remainder allocated to prepayment of the Loan shall be based upon the proportion of Borrower contributed funds and insurance proceeds used in restoration and repair of the Project.

(b)           In all other cases, namely, in the event that the damage, as reasonably determined by Lender, involves a cost to repair which is greater than $2,000,000, or if Borrower does not elect to restore or repair the Project pursuant to Section 12.2(a) above, or if Borrower otherwise fails to meet the requirements of Section 12.2(a) above, as applicable, then, in any of such events, Lender shall have the right to elect, in Lender’s absolute discretion and without regard to the adequacy of Lender’s security, to accelerate the Obligations and declare the Obligations (without Prepayment Fee, as defined in the Note) to be immediately due and payable and promptly apply such sums received pursuant to this Section 12.2 to the payment of the Obligations (without Prepayment Fee, as defined in the Note) in whatever order Lender directs in its absolute discretion, with any remainder being paid to Borrower.

(c)           Any reduction in the Obligations resulting from Lender’s application of any sums received by it hereunder shall take effect only when Lender actually receives such sums and applies such sums to the Obligations and, in any event, the unpaid portion of the Obligations shall remain in full force and effect and Borrower shall not be excused in the payment thereof. If Borrower has the right to, and Borrower elects to, restore or repair the Project after the occurrence of a casualty as provided above, Borrower shall promptly and diligently, at Borrower’s sole cost and expense and regardless of whether the insurance proceeds shall be sufficient for the purpose, restore, repair, replace and rebuild the Project as nearly as possible to its value, condition and character immediately prior to such casualty in accordance with the foregoing provisions and Borrower shall pay to Lender all reasonable out-of-pocket costs and expenses of Lender incurred in administering payments on account of said rebuilding, restoration or repair, provided that Lender makes such proceeds or award available for such purpose. Borrower agrees to execute and deliver from time to time such further instruments as may be requested by Lender to confirm the foregoing assignment to Lender of any award, damage, insurance proceeds, payment or other compensation. Lender is hereby irrevocably constituted and appointed the attorney-in-fact of Borrower (which power of attorney shall be irrevocable so long as any indebtedness secured hereby is outstanding, shall be deemed coupled with an interest, shall survive the voluntary or involuntary dissolution of Borrower and shall not be affected by any disability or incapacity suffered by Borrower subsequent to the date hereof), with full power of substitution, subject to the terms of this Section, to collect and receive any such awards, damages, insurance proceeds, payments or other compensation from the parties or authorities making the same, to appear in any proceedings therefor and to give receipts therefor.

Section 12.3  Post Condominium Conversion.

(a)           If the damage to the Project (1) occurs after the conversion of the Project into a condominium regime pursuant to the Declaration in accordance with all applicable Laws, and (2) occurs after the closing of the sale of the first Condominium Unit pursuant to a Valid Sale Contract in accordance with each of terms hereof, including, without limitation, Article 9 hereof, then the Declaration shall govern the disposition of any insurance proceeds and restoration obligations; provided, however, Borrower hereby acknowledges that pursuant to the Assignment of Condominium Documents, Borrower has assigned to Lender all rights it may have to any insurance proceeds as the owner of any Condominium Units and has nominated and appointed Lender to exercise all voting rights accruing to Borrower under the Condominium Documents (as defined in the Assignment of Condominium Documents).

(b)           Any reduction in the Obligations resulting from Lender’s application of any sums received by it hereunder shall take effect only when Lender actually receives such sums and applies such sums to the Obligations and, in any event, the unpaid portion of the Obligations shall remain in full force and effect and Borrower shall not be excused in the payment thereof.

ARTICLE 13

CONDEMNATION

Section 13.1  Condemnation.  In the event any of the Project or any portion thereof is taken or damaged by eminent domain powers of any Governmental Authority, the award shall be paid to Lender (and all awards and proceeds on the Project and all causes of action, claims, compensation, awards and recoveries for any such taking, or for any damage or injury to the Project for any loss or diminution in value of the same or any part thereof, is hereby assigned to Lender) and applied to the payment of the Obligations, after deducting any reasonable costs incurred by Lender in connection therewith, in whatever order Lender directs in its sole and absolute discretion, provided, however, that in the event of total condemnation of the Project, no Prepayment Fee, as defined in the Note, will be required.

ARTICLE 14

ASSIGNMENTS

Section 14.1 Prohibition of Assignments by Borrower or of Interests in Borrower.

(a)           Borrower shall not assign or attempt to assign its rights under this Agreement or under any other Loan Document, and, except for the sale of Condominium Units in the Project contemplated by and in accordance with the terms of this Agreement, Borrower will not suffer or permit any of its interest or rights in the Project and the other Collateral to be assigned, sold, pledged, encumbered, transferred, hypothecated or otherwise disposed of until the provisions of this Agreement and the other Loan Documents have been fully complied with and the Obligations have been repaid in full, except for a Permitted Transfer.

(b)           Except for the assignment of all membership interests in the Borrower to the Mezzanine Lender, none of Member, Guarantors or any of the shareholders, partners or members of Member, shall sell, assign, transfer, convey, pledge, encumber or otherwise hypothecate (collectively, “Transfer”) any or all of its interest in Borrower, or Member, as the case may be, without the prior written consent of Lender, except for a Permitted Transfer.

Section 14.2 Successors and Assigns.  Subject to the foregoing restrictions on transfer and assignment contained in this Article 14, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and assigns.

Section 14.3 Transfer, Assignment and/or Participation by Lender.  Lender may, at any time and from time to time, sell, transfer or assign the Note, the Mortgage and the other Loan Documents, or grant participation therein, or issue certificates or securities evidencing a beneficial interest therein in a rated or unrated public offering or private placement, and Lender may forward to any purchaser, transferee, assignee, service, participant, investor or credit rating agency rating such securities (collectively, an “Investor”) or prospective Investor all documents and information in Lender’s possession with respect to Borrower, the Project and the Loan Documents as such Investor or prospective Investor may request. Upon any such sale, transfer or assignment, Lender shall be automatically released from any liability hereunder, provided that such assignee or transferee agrees to assume Lender’s obligations to fund the Loan.

ARTICLE 15

EVENTS OF DEFAULT

Section 15.1 Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default,” as such term is used herein:

(a)           Borrower shall fail to pay when the same shall be due and payable, any principal of the Loan, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)           Borrower shall fail to pay when the same shall be due and payable, any interest on the Loan or any other sums due hereunder or under any of the other Loan Documents, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and such failure shall continue for a period of five (5) days after notice;

(c)           Borrower shall fail to comply with any of its covenants contained in Sections 11.2, 11.3, 11.4, 11.6, 11.7, 11.9, 11.12, 11.14, 11.15, 11.16, 11.17, 11.18, 11.19, 11.20, 11.22, 11.23, 11.24, 11.26, 11.27, 11.28, 11.29, 11.30, 11.31 hereof for five (5) days after written notice of such failure has been given to the Borrower by Lender;

(d)           Borrower shall fail to comply with any of its covenants contained in Sections 11.1, 11.8, 11.10, 11.13, 11.25 hereof for thirty (30) days after written notice of such failure has been given to the Borrower by Lender;

(e)           Borrower shall fail to comply with any of its covenants contained in Articles 12, 13 and 14 or any of the comparable covenants contained in any of the other Loan Documents;

(f)            Borrower shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (except as specified elsewhere in this Article 15 or in the specific sections dealing with such covenants in this Agreement; it being understood that the cure periods or specific immediate Events of Default provided in each such Section shall govern; for purposes of illustration the failure of Borrower to meet any deadlines in Section 11.5 shall be an immediate Event of Default and this Section 15.l(f) shall not apply) for thirty (30) days after written notice of such failure has been given to the Borrower by Lender; provided, however, that if such default is of a nature that it cannot be cured within thirty (30) days and the Borrower commences and diligently proceeds to cure such default, such cure period shall be extended for such period of time as required to cure such default but in no event more than thirty (30) additional days;

(g)           Any representation or warranty of Borrower, any of the Guarantors, or of Member in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(h)           Borrower, Member or any of the Guarantors shall fail to pay when due, or within any applicable period of grace, any indebtedness in excess of $10,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it or he, as the case may be, is bound, evidencing or securing indebtedness in excess of $10,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, and as to which the holder or holders thereof have commenced legal action with respect thereto; provided, however, that with respect to a Guarantor, the foregoing shall not be an Event of Default hereunder if the legal action is the result of a good faith dispute between any of the Guarantors and such Guarantor’s creditor and if such legal action, if determined adversely to such Guarantor, would not result in an adverse change in the financial condition of such Guarantor from the financial condition of such Guarantor as set forth in the financial statements with respect to Guarantors, as previously approved by Lender;

(i)            Borrower, Member or any of the Guarantors shall make a general assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver or of any substantial part of their assets or shall commence any case or other proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar Laws of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case of other proceeding shall be commenced against Borrower, Member or any of the Guarantors, or Borrower, Member or any of the Guarantors or their respective authorized representative shall indicate its approval thereof, consent thereto or acquiescence therein;

(j)            A decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating Borrower, Member or any of the Guarantors bankrupt or insolvent, or approving a petition in any such case or other proceeding; or a decree or order for relief is entered in respect of Borrower, Member or any of the Guarantors in an involuntary case under federal bankruptcy Laws as now or hereafter constituted and such decree or order for relief entered in an involuntary case under federal bankruptcy Laws remains undischarged for more than sixty (60) days;

(k)           There shall remain in force, undischarged, unsatisfied and unstated, for more than sixty (60) days, whether or not consecutive, any uninsured final judgment against Borrower, Member or any of the Guarantors in the amount of $10,000 or that, with all other outstanding, uninsured, final judgments undischarged against Borrower, Member or any of the Guarantors, as the case may be, exceeds in the aggregate $10,000;

(l)            If any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of Lender, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of Borrower, Member or any of the Guarantors, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m)          Borrower, Member or any of the Guarantors shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of Borrower, Member or any of the Guarantors;

(n)           Borrower shall be in default or in breach of any term of any contract (after any requisite notice or cure periods contained in such contract) and such default would have a materially adverse effect on the use, occupancy, operation, maintenance or conversion to a condominium regime of the Project for its intended purpose as described in this Agreement;

(o)           If Borrower shall commence dissolution or reorganization or shall cease to maintain its existence as a Delaware limited liability company, or if Member or any of the Guarantors shall commence dissolution or reorganization or shall cease to maintain its existence as a limited liability company;

(p)           If a default occurs under any of the other Loan Documents and continues beyond the applicable grace period, if any, contained therein; or

(q)           A material adverse change shall occur in the financial condition of either Borrower, Member, any of the Guarantors or the Project;

(r)            Either Guarantor shall create a trust with any or all of such Guarantor’s assets without the prior written consent of the Lender.

(s)           The death of any Guarantor unless Lender is provided with a substitute guarantor within sixty (60) days of any such Guarantor’s death acceptable to Lender in its sole discretion which substitute guarantor shall have, at Lender sole election, either: (i) assumed in a writing satisfactory to Lender the deceased Guarantor’s obligations or (ii) executed a new guaranty.

(t)            Borrower shall, without the prior written consent of Lender, enter into any contract for the sale of Condominium Units which is not a Valid Sale Contract.

(u)           Borrower shall fail to satisfy the Mass Closing Requirement and make the Mass Closing Principal Reduction as provided in Section 9.3 (f) hereof.

(v)	The abandonment of the Project.

(w)	Borrower shall fail to pay its portion of the condominium homeowner’s association dues.

(x)	Borrower shall fail to make Tax Deposits as required in Section 10.1 hereof.

(y)	Borrower shall fail to make a Deficiency Deposit as required in Article 7 hereof.

(z)	Borrower shall fail to comply with the Remediation Plan as required in Section 11.35 hereof.

ARTICLE 16

LENDER’S REMEDIES IN EVENT OF DEFAULT

Section 16.1 Remedies Conferred Upon Lender.  Upon the occurrence of any Event of Default, Lender shall, in addition to all remedies conferred upon Lender by law and by the terms of the Note, Mortgage and the other Loan Documents, have the right but not the obligation to pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that all such remedies shall be cumulative and that no such remedy shall be to the exclusion of any other:

(a)           Take possession of and operate the Project, collect all Rent and other revenues from the Project, whether or not Lender shall take possession, make entry or engage in any other activity with respect to the Project, and do any and every act which Borrower might do in its own behalf, and, Borrower hereby irrevocably appoints and constitutes Lender its lawful attorney-in-fact, with full power of substitution for the purposes aforesaid, it being understood and agreed that the foregoing power of attorney shall be a power coupled with an interest and cannot be revoked.

(b)           Withhold further disbursement, if any, of the proceeds of the Loan;

(c)           Declare the Note to be immediately due and payable;

(d)           Use and apply any monies deposited by Borrower with Lender, regardless of the purpose for which the same was deposited, to cure any such Event of Default or to apply on account of any Obligations which is due and owing to Lender;

(e)           Accrue and/or collect interest at the Default Rate on the outstanding balance of the Loan and all amounts due or payable under this Agreement or under the Loan Documents without the responsibility to accelerate the Loan, such interest to accrue and be adjusted in accordance with Section 3.5 hereof; and

(f)            Exercise or pursue any other right or remedy permitted under this Agreement or any of the other Loan Documents or conferred upon Lender by operation of law.

Section 16.2 Waiver of Automatic Stay.  IN THE EVENT BORROWER OR ANY GUARANTOR SHALL (I) FILE A PETITION WITH ANY COURT OF COMPETENT JURISDICTION OR BE THE SUBJECT OF ANY PETITION UNDER THE BANKRUPTCY CODE, AS AMENDED (THE “CODE”), (II) BE THE SUBJECT OF ANY ORDER FOR RELIEF ISSUED UNDER THE CODE, (III) FILE OR BE THE SUBJECT OF ANY PETITION SEEKING ANY REORGANIZATION, ARRANGEMENT, COMPOSITION, READJUSTMENT, LIQUIDATION, DISSOLUTION, OR SIMILAR RELIEF UNDER ANY PRESENT OR FUTURE FEDERAL OR STATE ACT OR LAW RELATING TO BANKRUPTCY, INSOLVENCY, OR OTHER RELIEF, (IV) HAVE SOUGHT OR CONSENTED TO OR ACQUIESCED IN THE APPOINTMENT OF ANY TRUSTEE, RECEIVER, CONSERVATOR, OR LIQUIDATOR FOR ALL OR SUBSTANTIALLY ALL OF ITS ASSETS, OR (V) BE THE SUBJECT OF ANY ORDER, JUDGMENT, OR DECREE ENTERED BY ANY COURT OF COMPETENT JURISDICTION APPROVING A PETITION FILED AGAINST BORROWER OR ANY GUARANTOR FOR ANY REORGANIZATION, ARRANGEMENT, COMPOSITION, READJUSTMENT, LIQUIDATION, DISSOLUTION, OR SIMILAR RELIEF UNDER ANY PRESENT OR FUTURE FEDERAL OR STATE ACT OR LAW RELATING TO BANKRUPTCY, INSOLVENCY, OR RELIEF FOR BORROWER, THEN, LENDER SHALL THEREUPON BE ENTITLED TO OBTAIN AND BORROWER AND GUARANTORS, AS THE CASE MAY BE, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY AND UNCONDITIONALLY CONSENT TO GRANT LENDER IMMEDIATE RELIEF FROM ANY AUTOMATIC STAY IMPOSED BY 362 OF THE CODE, OR OTHERWISE, ON OR AGAINST THE EXERCISE OF THE RIGHTS AND REMEDIES WHICH WOULD OTHERWISE BE AVAILABLE TO LENDER AS PROVIDED IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS AND AS OTHERWISE PROVIDED BY LAW, AND BORROWER AND EACH GUARANTOR, AS THE CASE MAY BE, TO THE EXTENT PERMITTED BY LAW, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ITS RIGHT TO OBJECT TO SUCH RELIEF.

Section 16.3 Non-Waiver of Remedies.  No waiver of any breach or default hereunder shall constitute or be construed as a waiver by Lender of any subsequent breach or default or of any breach or default of any other provision of this Agreement.

Section 16.4 Limitation On Liability; Waiver Of Punitive Damages. BORROWER AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY ARISING UNDER OR RELATING TO THIS AGREEMENT, THE LOAN DOCUMENTS OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL BORROWER HAVE A REMEDY OF (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES IT MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

ARTICLE 17

GENERAL PROVISIONS

Section 17.1 Captions.  The captions and headings of various Articles and Sections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way, the scope or intent of the provisions hereof.

Section 17.2 Entire Agreement.  This Agreement and the other Loan Documents and instruments delivered in connection herewith, as may be amended from time to time in writing, constitute the entire agreement of the parties with respect to the Project and the Loan, and all prior discussions, negotiations and document drafts are merged herein and therein. Neither Lender nor any employee of Lender has made or is authorized to make any representation or agreement upon which Borrower may rely unless such matter is made for the benefit of Borrower and is in writing signed by an authorized officer of Lender. Borrower agrees that it has not and will not rely on any custom or practice of Lender, or on any course of dealing with Lender, in connection with the Loan unless such matters are set forth in this Agreement or the other Loan Documents or in an instrument made for the benefit of Borrower and in a writing signed by an authorized officer of Lender.

Section 17.3 Notices.  Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing, addressed as follows and shall be deemed to have been properly given if hand delivered, if sent by reputable overnight courier (effective the Business Day following delivery to such courier), or if mailed (effective two business days after mailing or, in the event of a national emergency affecting the U.S. Postal Service, when received) by United States registered or certified mail, postage prepaid, return receipt requested:

If to the Borrower:

BTS Monterrey Holdings LLC

17080 Safety Street, Suite 109

Fort Myers, Florida 33908

Attention: Jeffrey J. Milton

Telecopy Number: (239) 472-2640

Confirmation Number: (239) 579-1126

with a copy to:

Bingham McCutchen LLP

3000 K Street, N.W., Suite 300

Washington, D.C., 20007-5116

Attention: Erik T. Hoffman, Esq.

Telecopy Number: (202) 424-7645

Confirmation Number: (202) 373-6134

If to the Lender:

CORUS Bank, N.A.

3959 N. Lincoln Avenue

Chicago, Illinois 60613

Attention: Chris Barkidjija, Vice President

Telecopy Number: (773) 832-3540

Confirmation Number: (773) 832-3555

with a copy to:

CORUS Bank, N.A.

3959 N. Lincoln Avenue

Chicago, Illinois 60613-2433

Attention: Joel C. Solomon, Esq.,

General Counsel - Commercial Lending

Telecopy Number: (773) 832-3626

Confirmation Number: (773) 832-3526

Refusal to accept delivery of any notice shall be deemed to constitute receipt of such notice.

Section 17.4 Modification, Waiver.  No modification, waiver, amendment, discharge or change of this Agreement is valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

Section 17.5 Governing Law.  Borrower hereby acknowledges, consents and agrees this Agreement and the rights of all parties mentioned herein shall be governed by the Laws (as opposed to the conflict of Laws) of the State of Illinois. Notwithstanding the foregoing, the parties agree that:

(a)           The procedures governing the enforcement by Lender of the provisional remedies against the Project or the Borrower, including by way of illustration but not limitation, actions for replevin or claim and delivery of the Project or Collateral, for injunctive relief or for the appointment of a receiver, or for the enforcement of the power of sale with respect to the Project or the Collateral shall be governed by the Laws of the State of Florida;

(b)           Lender shall comply with applicable State of Florida Laws to the extent required in connection with the foreclosure of the security interests and liens created thereby and the enforcement of any power of sale, as the case may be; provided, however, that this subparagraph shall in no event be construed to provide that the substantive Laws of the State of Florida shall apply to this Agreement or any of the other Loan Documents, all of which are and shall continue to be governed by the substantive Laws of the State of Illinois. The parties further agree that Lender may enforce its rights under this Agreement and the other Loan Documents, including but not limited to, its rights to sue Borrower to collect any outstanding Obligations or to obtain a judgment for any deficiency in accordance with Illinois Laws following foreclosure or enforcement of any of the liens and security interests against any of the Collateral and/or the enforcement of the power of sale, as the case may be.

(c)           The Illinois Credit Agreements Act, 815 ILCS 160/1 et seq. shall apply to any action or claim arising out of or relating to this Agreement.

Section 17.6 Acquiescence Not to Constitute Waiver of Lender’s Requirements.  Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any conditions precedent to the closing of the Loan, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements.

Section 17.7 Disclaimer bv Lender.  This Agreement is made for the sole benefit of Borrower and Lender (and Lender’s successors and assigns and participants, if any,) and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement. Lender shall not be liable to any contractors, subcontractors, supplier, laborer, architect, engineer, tenant, or other party for labor or services performed or materials supplied in connection any work done on or about or in respect of the Project. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Project. Borrower is not and shall not be an agent of Lender for any purposes. Except as expressly set forth in the Loan Documents, Lender is not and shall not be an agent of Borrower for any purposes. Lender, by making the Loan or any action taken pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower. Lender shall not be deemed to be in privity of contract with any contractor or provider of services to the Project, nor shall any payment of funds directly to a contractor or subcontractor or provider of services be deemed to create any third-party beneficiary status or recognition of same by Lender.

Section 17.8 Right of Lender to Make Advances to Cure Borrower’s Defaults.  If Borrower shall fail to perform in a timely fashion any of Borrower’s covenants, agreements or obligations contained in this Agreement, the Note or the other Loan Documents, Lender may upon prior notice to Borrower (but shall not be required to) perform any of such covenants, agreements and obligations. Loan proceeds advanced by Lender in the exercise of its reasonable judgment in accordance with this Agreement to the extent that the same are needed to protect its security for the Loan are deemed to be obligatory advances hereunder and any amounts expended (whether by disbursement of undisbursed Loan proceeds or otherwise) by Lender in so doing shall constitute additional indebtedness evidenced and secured by the Mortgage and the other Loan Documents.

Section 17.9 Definitions Included in Amendment.  Definitions contained in this Agreement which identify documents, including the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof and all future amendments and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of the Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

Section 17.10 Time Is of the Essence.  Time is hereby declared to be of the essence of this Agreement and of every part hereof.

Section 17.11 Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 17.12 Waiver of Jury Trial.  BORROWER AND LENDER EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT. BORROWER AND LENDER EACH ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND REPRESENT TO THE OTHER THAT THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY. BORROWER AND LENDER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 17.13 Conflicts.  In the event of any inconsistency between the terms of this Agreement and any of the other Loan Documents (other than the Note), the terms of this Agreement shall control.

Section 17.14 Submission to Jurisdiction; Certain Waivers.  Borrower and each Guarantor irrevocably (a) submit to the non-exclusive personal jurisdiction of any state or federal court in the State of Illinois in any suit, action or other legal proceeding relating to this Agreement; (b) agree that all claims in respect of any such suit, action or other legal proceeding may be heard and determined in, and enforced in and by, any such court; (c) waive any objection that they may now or hereafter have to venue in any such court sitting in Cook County, Illinois or that such court sitting in Cook County, Illinois is an inconvenient forum; (d) agree to service of process in any such proceeding by registered or certified mail, postage prepaid, or in any other manner permitted by law, to any then active agent for service of process at any specified address or to Borrower at its address set forth above or to such other address of which Lender shall have been notified in writing (such service to be effective on the earlier of receipt thereof or, in the case of service by mail, the fifth day after deposit of such service in the mails as aforesaid or, in the event of a national emergency affecting the U.S. Postal Service, when received), and hereby waive any claim of error arising out of service of process by any method provided for herein or any claim that such service was not effectively made; (e) agrees that the failure of their agent to give any notice of any such service of process to them shall not impair or affect the validity of such service or any judgment based thereon; (f) to the extent that Borrower or any Guarantor has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from legal process therein, waives, to the fullest extent permitted by applicable Laws, such immunity; (g) to the fullest extent permitted by applicable Laws, in connection with, or with respect to, any suit, action or other legal proceeding relating to this Agreement: (i) WAIVE any claim that they are immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to it or any of their property, (ii) WAIVE any claim that they are not personally subject to the jurisdiction of any such court, and (iii) WAIVE any right to assert any counterclaim therein; and (h) agrees that Lender shall have the right to bring any legal proceedings (including a proceeding for enforcement of a judgment entered by any of the aforementioned courts) against Borrower or either Guarantor in any other court or jurisdiction in accordance with applicable Laws.

Notwithstanding the foregoing, nothing in this Section shall affect the right of Lender to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction or the right, in connection with any legal action or proceeding whatsoever, to serve legal process in any other manner permitted by law.

Section 17.15 Set-Offs.  (i) From time to time in connection with the payment of interest due and payable under the Note, and (ii) in all other instances, after the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender, to charge Borrower’s accounts and deposits, if any, with Lender (general or special, time or demand, provisional or final), other than tenant security accounts and earnest money, and to pay over to Lender an amount equal to any amounts from time to time due and payable to the Lender hereunder, under the Note or under any other Loan Document. Borrower hereby grants to the Lender a security interest in and to all such accounts and deposits, if any, maintained by the Borrower with Lender.

Section 17.16 Advertising.  Borrower hereby agrees that Lender shall have the right, following the Closing Date, to publicly announce in print or otherwise that Lender has made and closed the Loan to Borrower. In connection therewith, Lender shall have the right to describe the Loan, including the Borrower’s name, the type of the Loan (i.e., construction, bridge, mini-perm, etc.), and the Loan amount; and identify the Project and the location thereof, by way of description and/or photographs of the Project. Borrower shall cooperate with Lender in the erection of appropriate signage at the Project advertising the financing of the Project by Lender.

Section 17.17 Non-recourse.  Notwithstanding any provision of this Agreement, the Note and the other Loan Documents to the contrary, other than with respect to Borrower, its successors, assigns and all of Borrower’s assets as a sole purpose entity, the Loan shall be non-recourse with respect to each Guarantor, any direct and indirect constituent members, partners and shareholders of Borrower, and any of their respective officers, directors and principals. The foregoing shall not, and shall not be construed to, relieve, reduce, discharge or exculpate any Guarantor from his obligations under the Completion Guaranty, the Carveout Guaranty or the Environmental Indemnification Agreement, all of which shall be fully recourse, jointly and severally, to each such Guarantor, as provided in such Completion Guaranty, such Carveout Guaranty and such Environmental Remediation and Indemnification Agreement, as the case may be.

SIGNATURE BLOCKS ON FOLLOWING PAGE

Borrower and Lender have executed this Agreement as of the day and year first set forth above.

BORROWER:

BTS MONTERREY HOLDINGS LLC, a Delaware limited liability company

By:	BTS Monterrey LLC, a Delaware limited liability
company, its Sole Member

	By:	BTS Development Monterrey LLC, a Delaware limited liability company, its Manager

		By:	/s/ Jeffrey J. Milton
		Name:	Jeffrey J. Milton
		Title:	Authorised Representative

LENDER:

CORUS BANK, N.A.

By:
Name: John Barkidjija
Title: Senior Vice President

70

Borrower and Lender have executed this Agreement as of the day and year first set forth above.

BORROWER:

BTS MONTERREY HOLDINGS LLC, a Delaware limited liability company

By:	BTS Monterrey LLC, a Delaware limited liability
company, its Sole Member

	By:	BTS Development Monterrey LLC, a Delaware limited liability company, its Manager

By:
Name:
Title:

LENDER:

CORUS BANK, N.A.

By:		/s/ John Barkidjija
Name: John Barkidjija
Title: Senior Vice President

Each Guarantor executes this Agreement for the sole purpose of acknowledging: (a) that such Guarantor has reviewed the foregoing Loan Agreement and the various covenants and conditions pertaining to the Guarantors, and (b) that the representations and warranties made about or in respect of each Guarantor and the various facts and circumstances relating to Guarantors are true and accurate.

/s/ John Naumann	(L.S.)
JOHN NAUMANN, a Florida resident

(L.S.)
JEFFREY J. MILTON, a Maryland resident

(L.S.)
FREDERICK WILLIAM CAPLE, a Florida resident

71

Each Guarantor executes this Agreement for the sole purpose of acknowledging: (a) that such Guarantor has reviewed the foregoing Loan Agreement and the various covenants and conditions pertaining to the Guarantors, and (b) that the representations and warranties made about or in respect of each Guarantor and the various facts and circumstances relating to Guarantors are true and accurate.

(L.S.)
JOHN NAUMANN, a Florida resident

/s/ Jeffrey J. Milton	(L.S.)
JEFFREY J. MILTON, a Maryland resident

(L.S.)
FREDERICK WILLIAM CAPLE, a Florida resident

71

Each Guarantor executes this Agreement for the sole purpose of acknowledging: (a) that such Guarantor has reviewed the foregoing Loan Agreement and the various covenants and conditions pertaining to the Guarantors, and (b) that the representations and warranties made about or in respect of each Guarantor and the various facts and circumstances relating to Guarantors are true and accurate.

(L.S.)
JOHN NAUMANN, a Florida resident

(L.S.)
JEFFREY J. MILTON, a Maryland resident

/s/ Frederick William Caple	(L.S.)
FREDERICK WILLIAM CAPLE, a Florida resident